UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12
GTx, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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3 North Dunlap Street
Memphis, Tennessee 38163
(901) 523-9700
March 12, 2008
Dear Stockholder:
          I would like to extend a personal invitation for you to join us at our Annual Meeting of Stockholders on Wednesday, April 30, 2008, at 4:00 p.m. Central Daylight Time at the Toyota Center, 175 Toyota Plaza, Memphis, Tennessee 38103.
          At this year’s meeting, in addition to the election of two directors, you will be asked to approve GTx’s 2004 Equity Incentive Plan, as amended, in order to permit GTx to grant stock options under that plan that satisfy the requirements for full tax deductibility. You will also be asked to ratify the appointment of Ernst & Young LLP as GTx’s independent registered public accounting firm for 2008.
          I urge you to vote, as the Board of Directors has recommended, for each of the director nominees and for the approval of GTx’s 2004 Equity Incentive Plan, as amended. I also ask that you ratify the appointment of Ernst & Young LLP as GTx’s independent registered public accounting firm for 2008.
          Attached you will find a notice of meeting and proxy statement that contains further information about these items as well as specific details of the meeting.

     Your vote is important. Whether or not you expect to attend the meeting, I encourage you to vote. Please sign and return your proxy card, or use the telephone or Internet voting prior to the meeting. This will assure that your shares will be represented and voted at the meeting, even if you cannot attend.

Sincerely,

Mitchell S. Steiner
Chief Executive Officer and
Vice-Chairman of the Board of Directors

3 North Dunlap Street
Memphis, Tennessee 38163
(901) 523-9700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are invited to attend the 2008 GTx, Inc. Annual Meeting of Stockholders:

When	4:00 p.m. (Central Daylight Time) on Wednesday, April 30, 2008.

Where	The Toyota Center, 175 Toyota Plaza, Memphis, Tennessee 38103.

Items of Business	• To elect two Class I directors to serve until the 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified (Proposal 1);

• To ratify the appointment of Ernst & Young LLP as GTx’s independent registered public accounting firm for the fiscal year ending December 31, 2008 (Proposal 2);

• To approve the GTx, Inc. 2004 Equity Incentive Plan, as amended (Proposal 3); and

• To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date	You are entitled to vote if you are a stockholder of record at the close of business on March 7, 2008.

Voting by Proxy	The Board of Directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting. Please see the attached proxy statement and enclosed proxy card for information on submitting your proxy over the Internet, by telephone, or by mailing back the traditional proxy card (no extra postage is needed for the enclosed envelope if mailed in the U.S.). If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided. You may receive more than one set of proxy materials and proxy cards. Please promptly complete, sign and return each proxy card you receive in order to ensure that all of your shares are represented and voted. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Attendance at Meeting	If you plan to attend, please be sure to mark the box provided on the proxy card or indicate your attendance when prompted during your Internet or telephone submission.

Recommendations	The Board of Directors recommends that you vote “FOR” each nominee for director and “FOR” each of Proposals 2 and 3.
Your vote is important. Whether or not you expect to attend the meeting, please submit your proxy promptly in order to assure that a quorum is present. Thank you for your attention to this important matter.

By Order of the Board of Directors,

Henry P. Doggrell
Vice President, General Counsel and Secretary
Memphis, Tennessee
March 12, 2008

GTx, Inc.
3 North Dunlap Street
Memphis, Tennessee 38163
(901) 523-9700

PROXY STATEMENT FOR THE
2008 ANNUAL MEETING OF STOCKHOLDERS

     The enclosed proxy is solicited by the Board of Directors of GTx, Inc. for use at the 2008 Annual Meeting of Stockholders. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your shares to be represented at the 2008 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. In connection with the solicitation of proxies by the Board of Directors, we are mailing this proxy statement, the enclosed proxy card, and our 2007 Annual Report to all stockholders entitled to vote at the Annual Meeting beginning on or about March 21, 2008.
     In this proxy statement, terms such as “we,” “us” and “our” refer to GTx, Inc., which may also be referred to from time to time as “GTx.”
INFORMATION ABOUT THE MEETING
When is the Annual Meeting?
     The Annual Meeting will be held at 4:00 p.m., Central Daylight Time, on Wednesday, April 30, 2008.
Where will the Annual Meeting be held?
     The Annual Meeting will be held at the Toyota Center, 175 Toyota Plaza, Memphis, Tennessee 38103.
What items will be voted on at the Annual Meeting?
     There are three matters scheduled for a vote:
1.	To elect two Class I directors to serve until the 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as GTx’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	To approve the GTx, Inc. 2004 Equity Incentive Plan, as amended.
     As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.
What are the Board of Directors’ recommendations?
     Our Board of Directors recommends that you vote:
•	“FOR” the election of each of the two nominees named herein to serve on the Board of Directors;

•	“FOR” the ratification of the appointment of Ernst & Young LLP as GTx’s independent registered public accounting firm for the fiscal year ending December 31, 2008; and

•	“FOR” the approval of the GTx, Inc. 2004 Equity Incentive Plan, as amended.

Will GTx’s directors be in attendance at the Annual Meeting?
     GTx encourages, but does not require, its directors to attend annual meetings of stockholders. However, GTx currently anticipates that all of its directors will attend the Annual Meeting. All but three of GTx’s directors attended the 2007 Annual Meeting of Stockholders.
INFORMATION ABOUT VOTING
Who is entitled to vote at the Annual Meeting?
     Only stockholders of record at the close of business on the record date, March 7, 2008, are entitled to receive notice of the Annual Meeting and to vote the shares for which they are stockholders of record on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. As of the close of business on March 7, 2008, GTx had 36,236,263 shares of common stock outstanding.
     Stockholders of Record: Shares Registered in Your Name. If on March 7, 2008, your shares were registered directly in your name with GTx’s transfer agent, Computershare Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.
     Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on March 7, 2008, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
     You may either vote “FOR” each nominee to the Board of Directors or you may withhold your vote for any nominee. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are fairly simple:
     Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.
•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-652-8683 within the United States, Canada and Puerto Rico using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Daylight Time on April 29, 2008 to be counted.

•	To vote on the Internet, go to www.investorvote.com/gtxi to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 1:00 a.m., Central Daylight Time on April 29, 2008 to be counted.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from GTx. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
     On each matter to be voted upon, you have one vote for each share of common stock for which you are the stockholder of record as of March 7, 2008.
What if I return a proxy card but do not make specific choices?
     If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of both nominees for director, “FOR” the ratification of the appointment of Ernst & Young LLP as GTx’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and “FOR” the approval of the GTx, Inc. 2004 Equity Incentive Plan, as amended.
     If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as recommended by the Board of Directors or, if no recommendation is given, will vote your shares using his or her best judgment.
Can I change my vote after submitting my proxy card?
     Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:
•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to GTx, Inc. at 3 North Dunlap Street, Memphis, Tennessee 38163, Attention: Henry P. Doggrell, Corporate Secretary; or

•	You may attend the Annual Meeting and notify the election officials at the Annual Meeting that you wish to revoke your proxy and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
     If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
How are votes counted?
     Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “FOR” and withheld votes, and, with respect to proposals other than the election of the Class I directors, “AGAINST,” “ABSTAIN” and broker non-votes. A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.
     Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted towards the tabulation of shares present in person or represented by proxy and will have the same effect as “AGAINST” votes on Proposals 2 and 3. Broker non-votes are not counted as votes “FOR” or “AGAINST” either Proposal 2 or Proposal 3.
How many votes are needed to approve each proposal?
•	For the election of the Class I directors, the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

•	To be approved, Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as GTx’s independent registered public accounting firm for the fiscal year ending December 31, 2008, must receive a “FOR” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on Proposal No. 2.

•	To be approved, Proposal No. 3, the approval of the GTx, Inc. 2004 Equity Incentive Plan, as amended, must receive a “FOR” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on Proposal No. 3.
How many shares must be present to constitute a quorum for the Annual Meeting?
     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. On March 7, 2008, the record date, there were 36,236,263 shares outstanding and entitled to vote. Thus, at least 18,118,132 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
     Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum. If there is no quorum, either the Chairman of the meeting or a majority of the votes present in person or represented by proxy at the Annual Meeting may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
     Preliminary voting results will be announced at the Annual Meeting. Final results will be published in GTx’s quarterly report on Form 10-Q for the second quarter of 2008.
ADDITIONAL INFORMATION
How and when may I submit a stockholder proposal for GTx’s 2009 Annual Meeting?
     Our annual meeting of stockholders generally is held in April or May of each year. We will consider for inclusion in our proxy materials for the 2009 Annual Meeting of Stockholders, stockholder proposals that are received at our executive offices no later than November 21, 2008 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. Proposals must be sent to our Corporate Secretary at GTx, Inc., 3 North Dunlap Street, Memphis, Tennessee 38163.
     Pursuant to GTx’s bylaws, stockholders wishing to submit proposals or director nominations that are not to be included in our proxy materials must have given timely notice thereof in writing to our Corporate Secretary. To be timely for the 2009 Annual Meeting of Stockholders, you must notify our Corporate Secretary, in writing, not later than the close of business on November 21, 2008, nor earlier than the close of business on October 22, 2008. We also advise you to review GTx’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2009 Annual

Meeting of Stockholders between March 31, 2009 and May 30, 2009. The Chairman of the 2009 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board of Directors for the 2009 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which GTx has not been provided with timely notice and (ii) any proposal made in accordance with the GTx’s bylaws, if the 2009 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Securities Exchange Act of 1934.
     If a stockholder is recommending a candidate to serve on the Board of Directors, the recommendation must include the information specified in GTx’s bylaws, including the following:
•	the stockholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	the class and number of shares of GTx which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a description of all arrangements or understandings between the stockholder and the proposed nominee and any other person or persons regarding the nomination;

•	the nominee’s written consent to being named in GTx’s proxy statement as a nominee and to serving as a director if elected; and

•	all information regarding the nominee that would be required to be included in GTx’s proxy statement by the rules of the SEC, including the nominee’s age, business experience for the past five years and any other directorships held by the nominee.
How can I obtain GTx’s Annual Report on Form 10-K?
     A stockholders’ letter and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which together constitutes our 2007 Annual Report to Stockholders, is being mailed along with this proxy statement. Our 2007 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.
     We will also mail to you without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as a copy of any exhibit specifically requested. Requests should be sent to: Corporate Secretary, GTx, Inc., 3 North Dunlap Street, Memphis, Tennessee 38163. A copy of our Annual Report on Form 10-K has also been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov).
Who is paying for this proxy solicitation?
     We will pay for the entire cost of soliciting proxies. We are paying The Altman Group, Inc. their customary fee of $1,025 plus out-of-pocket expenses to solicit proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
How many copies should I receive if I share an address with another stockholder?
     The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are GTx stockholders will be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future you may notify your broker or GTx. You can notify us by sending a written request to GTx, Inc., c/o Henry P. Doggrell, Corporate Secretary, 3 North Dunlap Street, Memphis, Tennessee 38163, or by calling 901-523-9700. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker. In addition, GTx will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.
Who should I contact if I have any questions?
     If you have any questions about the Annual Meeting, these proxy materials or your ownership of our common stock, please contact McDavid Stilwell, Director, Corporate Communications and Financial Analysis, 3 North Dunlap Street, Memphis, Tennessee 38163, Telephone 901-523-9700 ext. 214 or by Fax: 901-844-8075.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
     GTx’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Only persons elected by a majority of the remaining directors may fill vacancies on the Board. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.
     The Board of Directors presently has ten members, and as of the Annual Meeting, with the recently announced retirement of Mr. Clarkson from the Board, there will be nine members. There are currently three directors in Class I, the class whose term of office expires in 2008, two of whom are standing for election. Robert W. Karr, M.D. and Rosemary Mazanet, M.D., Ph.D., each of whom is a current director, was recommended for election to our Board of Directors by our Nominating and Corporate Governance Committee and was nominated for re-election by the Board of Directors. Dr. Karr was originally recommended to serve on our Board of Directors by Dr. Steiner, our Chief Executive Officer, and Mr. Hanover, our Chief Operating Officer, who were told by a pharmaceutical industry consultant that Dr. Karr was then retiring from Pfizer, Inc. and may be amenable to consider serving on GTx’s Board of Directors. If elected at the Annual Meeting, Dr. Karr and Dr. Mazanet will serve until the 2011 Annual Meeting of Stockholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. Mr. Clarkson, currently a Class I director, has advised the Board of Directors that he intends to retire from the Board and will not stand for re-election at the 2008 Annual Meeting. As a result, proxies may not be voted for more than two directors. The Nominating and Corporate Governance Committee will determine if one or more persons should be added to the Board as a result of Mr. Clarkson’s departure and if so, it will follow the established process in identifying and recommending appropriate Board candidates. See “Additional Information About the Board of Directors—Nominating and Corporate Governance Committee Matters” below.
     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of Dr. Karr and Dr. Mazanet. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Dr. Karr and Dr. Mazanet have each agreed to serve if elected.
The following is a brief biography of each nominee standing for election to the Board of Directors at the Annual Meeting.
Class I Director Nominees for Election for a Three-Year Term Expiring at the 2011 Annual Meeting
Robert W. Karr, M.D.
     Dr. Karr, age 59, has served as a director since June 2005 and currently serves on the Nominating and Corporate Governance Committee. Dr. Karr served as President of Idera Pharmaceuticals, Inc. (Nasdaq: IDRA) from December 2005 until December 2007. He currently serves on its Board of Directors and as a consultant. Since January 2008, Dr. Karr has also served as a consultant for Karr Pharma Consulting, LLC. From 2000 to 2004, Dr. Karr was a senior executive for Global Research & Development for Pfizer, Inc. (NYSE: PFE), where he served as Senior Vice President, Strategic Management from 2002 to 2004. Prior to its merger with Pfizer, Dr. Karr served as Vice President, Research & Development Strategy for Warner-Lambert Company. Dr. Karr received his B.S. (with honors) from Southwestern University in 1971 and his M.D. from the University of Texas Medical Branch in 1975. Dr. Karr completed his internship and residency in internal medicine at Washington University School of Medicine and served as a faculty member at both the University of Iowa College of Medicine and Washington University School of Medicine.
Rosemary Mazanet, M.D., Ph.D.
     Dr. Mazanet, age 52, has served as a director since October 2001 and currently serves on the Nominating and Corporate Governance Committee. Since May 2007, Dr. Mazanet has served as a portfolio manager for Argenis Capital Advisors, LLC, a public equity fund. From 2004 to 2007, Dr. Mazanet served as the Chief Executive Officer of Breakthrough Therapeutics, LLC, a therapeutic development company. She also served as acting Chief Executive Officer of Access Pharmaceuticals (AMEX: AKC) from May 2005 until January 2007 and remains a director. From June 1998 to February 2004, Dr. Mazanet served as Chief Scientific Officer and a General Partner of Oracle Partners, L.P., a hedge fund. Prior to joining Oracle Partners, Dr. Mazanet served as Senior Director of Clinical Research at Amgen, Inc., a

pharmaceutical company. Dr. Mazanet is a member of the Board of Trustees of the University of Pennsylvania School of Medicine. She trained in internal medicine at the Brigham and Women’s Hospital and in oncology at the Dana Farber Cancer Institute, both part of the Harvard Medical system, where she was a staff physician prior to joining Amgen. Dr. Mazanet holds a B.A. in Biology from the University of Virginia and an M.D. and a Ph.D. from the University of Pennsylvania.
The Board of Directors recommends a vote in favor of each of the nominees for Class I Director.
ADDITIONAL INFORMATION
ABOUT THE BOARD OF DIRECTORS
Continuing Directors
     In addition to the two Class I director nominees, GTx has seven other directors who will continue in office after the Annual Meeting with terms expiring in 2009 and 2010. The following directors compose the remainder of the Board with terms expiring as shown.
Class II Director Continuing in Office Until the 2009 Annual Meeting
J. Kenneth Glass
     Mr. Glass, age 61, has served as a director since March 2004 and currently serves on the Audit Committee and the Compensation Committee. Mr. Glass retired as Chairman of the Board, President and CEO of First Horizon National Corporation, or First Horizon, as of January 29, 2007. Mr. Glass was named President and Chief Executive Officer of First Horizon in July 2002, and he also became First Horizon’s Chairman of the Board in January 2004. From July 2001 through July 2002, Mr. Glass was President and Chief Operating Officer of First Horizon. From 1993 to 2001, Mr. Glass was Business Unit President of First Tennessee Bank. Mr. Glass received his B.A. in Accounting from Harding University and graduated from Harvard Business School’s Advanced Management Program.
Marc S. Hanover
     Mr. Hanover, age 45, a co-founder of GTx, has served as our President and Chief Operating Officer and a director since our inception in September 1997. Prior to joining GTx, Mr. Hanover was a founder of Equity Partners International, Inc., a private equity firm in Memphis, Tennessee, and participated as a founder and investor in three healthcare companies. From 1985 to 1997, Mr. Hanover was a Senior Vice President and a member of the Executive Management Committee of National Bank of Commerce in Memphis, Tennessee. Mr. Hanover holds a B.S. in Biology from the University of Memphis and an MBA in Finance from the University of Memphis.
John H. Pontius
     Mr. Pontius, age 52, has served as a director since April 1998 and currently serves as Chairman of the Nominating and Corporate Governance Committee. Mr. Pontius has been the President of Pittco Management, LLC, an investment and business management firm, since 1991. From 1986 to 1991, Mr. Pontius served as the Chief Financial Officer of the City of Memphis, Tennessee. Mr. Pontius holds a B.S. in Accounting from the University of Tennessee. Mr. Pontius served as a member of the Board of Trustees of the University of Tennessee from 2002 to 2004.
Class III Directors Continuing in Office Until the 2010 Annual Meeting
Michael G. Carter, M.D., Ch.B., F.R.C.P.
     Dr. Carter, age 70, was appointed as a director in May 2006 and currently serves on the Compensation Committee. Dr. Carter is a non-executive director of Micromet, Inc. (Nasdaq: MITI), Santarus, Inc. (Nasdaq: SNTS) and Fulcrum Pharma, PLC (AIM: FUL). Dr. Carter has served as the non-executive chairman of Metris Therapeutics, Ltd., a biotechnology firm specializing in women’s healthcare since 1999. He is a member of the Advisory Board of Paul Capital Royalty Fund and was a venture partner with SV Life Sciences Advisers, LLP from 1998 to 2006. Dr. Carter served on the Pharmaceutical Board of Zeneca Pharmaceuticals, a predecessor company of AstraZeneca, and held various positions with Zeneca from 1984 to 1998, including International Medical Director and International Marketing Director. From 1985 to

1995, Dr. Carter served as a member of the U.K. Government’s Medicines Commission. Dr. Carter is an Elected Fellow of the Royal Pharmaceutical Society, Faculty of Pharmaceutical Medicine, and of the Royal College of Physicians of Edinburgh. Dr. Carter holds a bachelor’s degree in pharmacy from London University (U.K.) and a medical degree from Sheffield University Medical School (U.K.).
J. R. Hyde, III
     Mr. Hyde, age 65, has served as the Chairman of our Board of Directors since November 2000 and currently serves as Chairman of the Compensation Committee. Since 1989, Mr. Hyde has been the sole stockholder and President of Pittco Holdings, Inc., a private institutional investment company. Since 1996, when Mr. Hyde made a substantial contribution to support Dr. Steiner’s research, Mr. Hyde has been instrumental in forming and financing GTx and is our largest stockholder. Mr. Hyde was the Chairman of the Board of Directors of AutoZone, Inc. (NYSE: AZO) from 1986 to 1997 and the Chief Executive Officer of AutoZone from 1986 to 1996. He was also Chairman and Chief Executive Officer of Malone & Hyde, Inc., AutoZone’s former parent company, from 1972 until 1988. Mr. Hyde currently is a director of AutoZone, Inc. and FedEx Corporation (NYSE: FDX), and in March 2005, Mr. Hyde was appointed as the non-executive chairman of the Board of Directors of AutoZone, Inc.
Timothy R. G. Sear
     Mr. Sear, age 70, was appointed as a director in October 2004 and currently serves on the Audit Committee and the Compensation Committee. Mr. Sear serves as Chairman Emeritus of Alcon, Inc. (NYSE: ACL), having retired from the offices of President and Chief Executive Officer on September 30, 2004. Prior to serving as President and Chief Executive Officer of Alcon, Mr. Sear served as Executive Vice President for Alcon’s U.S. Operations from 1996 through 1997 and also as Executive Vice President for Alcon’s International Division from 1988 to 1996. Mr. Sear is a graduate of Manchester University in the U.K. and Copenhagen University, Denmark and received an MBA in International Business from Indiana University. He is also a graduate of Harvard Business School’s Advanced Management Program. Mr. Sear is a director of Sigma-Aldrich, Inc. (Nasdaq: SIAL), and Mr. Sear currently serves as Chairman of the Board of Directors of Prometheus Laboratories Inc.
Mitchell S. Steiner, M.D., F.A.C.S.
     Dr. Steiner, age 47, a co-founder of GTx, has served as our Chief Executive Officer and Vice-Chairman of our Board of Directors since GTx’s inception in September 1997. From 1995 to 2003, Dr. Steiner held numerous academic appointments, including Chairman and Professor of Urology, Director of Urologic Oncology and Research and the Chair of Excellence in Urologic Oncology at the University of Tennessee. Since 2003, Dr. Steiner has continued to serve on the faculty at the University of Tennessee. Dr. Steiner holds a B.A. in Molecular Biology from Vanderbilt University and an M.D. from the University of Tennessee, and performed his surgery and urologic training at The Johns Hopkins Hospital.
Director Independence
     As required under the Nasdaq listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Consistent with the requirements of the SEC, the Nasdaq and general corporate “best practices” proposals, our Board of Directors reviews all relevant transactions or relationships between each director, and GTx, its senior management and its independent auditors. During this review, the Board considers whether there are any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of GTx’s senior management or their affiliates. The Board consults with GTx’s corporate counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
     As a result of this review, the Board affirmatively determined that the following eight of our ten directors are independent members of the Board of Directors within the meaning of the applicable Nasdaq listing standards: Mr. Hyde (Chairman), Dr. Carter, Mr. Clarkson, Mr. Glass, Dr. Karr (Nominee), Dr. Mazanet (Nominee), Mr. Pontius, and Mr. Sear. As a result of Mr. Hyde’s stock ownership in GTx and Mr. Pontius’ affiliation with Mr. Hyde, neither Mr. Hyde nor Mr. Pontius are considered “independent” under applicable Nasdaq and SEC standards pertaining to membership of the Audit Committee (neither Mr. Hyde nor Mr. Pontius are members of the Audit Committee, however). Dr. Steiner, our Chief

Executive Officer, and Mr. Hanover, our President and Chief Operating Officer, are not “independent” within the meaning of the Nasdaq listing standards.
     The Compensation Committee and the Nominating and Corporate Governance Committee of the Board are comprised entirely of directors who are independent within the meaning of the Nasdaq listing standards, and the members of the Audit Committee are independent under applicable Nasdaq listing standards and SEC rules. In addition, the Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of the SEC rules.
Board and Committee Meetings; Attendance
     GTx encourages, but does not require its directors to attend annual meetings of stockholders. All but three of our directors attended the 2007 Annual Meeting of Stockholders. For 2007, the average aggregate Board and committee meeting attendance for all current directors was approximately 96%, with each director attending at least 75% of the aggregate of (a) all meetings of the Board and (b) any committees on which he or she served. In 2007, the Board of Directors held six meetings, and the number of meetings held by the Board committees is set forth in the table below. In addition, our non-management directors hold executive sessions after the conclusion of each regularly scheduled Board meeting. Mr. Hyde presides as Chairman over each executive session of the Board.
Board Committees
     The charters for the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on GTx’s website (www.gtxinc.com) under “About GTx” at “Corporate Governance.” The current membership of and information about each of our Board committees are shown below.

Committee/Current Members	Committee Functions
Audit Committee Current Members Mr. Clarkson* (Chairman) Mr. Glass Mr. Sear Number of Meetings held in 2007: Five
•   Oversees financial and operational matters involving accounting, corporate finance, internal and independent auditing, internal control over financial reporting, compliance, and business ethics.

•   Oversees other financial audit and compliance functions as assigned by the Board.

•   Reviews areas of potential significant financial risk to GTx.

•   Has the sole authority to select, evaluate, replace and oversee GTx’s independent registered public accounting firm.

•   Has the sole authority to approve non-audit and audit services to be performed by the independent registered public accounting firm.

•   Monitors the independence and performance of the independent registered public accounting firm.

•   Provides an avenue of communications among the independent registered public accounting firm, management and the Board of Directors.

•   Determines whether “related party transactions” are permissible.

•   Has the specific responsibilities and authority necessary to comply with the Nasdaq listing standards applicable to audit committees.

Compensation Committee Current Members: Mr. Hyde (Chairman) Dr. Carter Mr. Glass Mr. Sear Number of Meetings held in 2007: Six
•   Reviews the performance of GTx officers and establishes overall executive compensation policies and programs.

•   Reviews and approves compensation elements such as base salary, bonus awards, stock option grants and other forms of long-term incentives for GTx officers (no member of the committee may be a member of management or eligible for compensation other than as a director).

•   Reviews Board compensation and stock ownership matters.

•   Reviews and discusses with management the information contained in the Compensation Discussion and Analysis section of the proxy statement.

Committee/Current Members	Committee Functions
Nominating and Corporate Governance Committee Current Members: Mr. Pontius (Chairman) Dr. Karr Dr. Mazanet Number of Meetings held in 2007: Four
•   Evaluates governance standards for GTx to ensure that appropriate governance policies and procedures have been established and are being followed.

•   Develops criteria to determine the qualifications and appropriate tenure of directors.

•   Reviews such qualifications and makes recommendations to the Board regarding the nomination of current directors for re-election to the Board as well as new nominees to fill vacancies on the Board.

•   Considers stockholder recommendations for Board nominees, as described below.

•   Recommends to the Board the chairmanship and membership of each Board committee.

•   Considers applicable social and ethical issues and other matters of significance in areas related to corporate public affairs.

•   Reviews succession plans for GTx officers.

*	Mr. Clarkson has served as Chairman of the Audit Committee since March 2004; however, Mr. Clarkson is not standing for re-election at the 2008 Annual Meeting. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has appointed Mr. Glass, a current member of the Audit Committee, as Chairman of the Audit Committee, effective upon the expiration of Mr. Clarkson’s term at the Annual Meeting. We currently expect that Dr. Mazanet, an independent director, will become a member of the Audit Committee in connection with Mr. Clarkson’s departure from the Board.
Nominating and Corporate Governance Committee Matters
     The Nominating and Corporate Governance Committee expects, as minimum qualifications, that nominees to the Board (including incumbent directors) will enhance the Board’s management, finance and/or scientific expertise, will not have a conflict of interest and will have a high ethical standard and, with respect to new members of the Board, a willingness to serve at least an initial three year term for the committee to recommend them to the Board of Directors. A director nominee’s knowledge and/or experience in areas such as, but not limited to, the medical, pharmaceutical, biotechnology, biopharmaceutical or life sciences industry, equity and debt capital markets and financial accounting are likely to be considered both in relation to the individual’s qualification to serve on our Board of Directors and the needs of the Board as a whole. Other characteristics, including but not limited to, the director nominee’s material relationships with GTx, time availability, service on other boards of directors and their committees, or any other characteristics which may prove relevant at any given time as determined by the Nominating and Corporate Governance Committee are reviewed for purposes of determining a director nominee’s qualification.
     Candidates for director nominees are evaluated by the Nominating and Corporate Governance Committee in the context of the current composition of the Board, the operating requirements of GTx and the long-term interests of GTx’s stockholders. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to GTx during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

     The Nominating and Corporate Governance Committee has evaluated and recommended each of the directors currently standing for re-election at the Annual Meeting and will determine if one or more persons should be added to the Board as a result of Mr. Clarkson’s departure and if so, it will follow the established process in identifying and recommending appropriate Board candidates.
     The Board of Directors does not impose term limits or a mandatory retirement age for directors, except GTx’s chief executive officer and chief operating officer are required to leave the Board if he or she ceases to serve as GTx’s chief executive officer or chief operating officer, as the case may be. While it is believed that a director’s knowledge and/or experience can continue to provide benefit to the Board of Directors following a director’s retirement from his or her primary work affiliation, it is recognized that a director’s knowledge of and involvement in ever changing business environments can weaken, and therefore his or her ability to continue to be an active contributor to the Board of Directors shall be reviewed. Upon a director’s change in employment status, he or she is required to notify the Chairman of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee of such change and to offer his or her resignation for review.
Compensation Committee Matters
     Scope of Authority. The Compensation Committee acts on behalf of the Board of Directors to establish the compensation of executive officers of GTx and provides oversight of GTx’s compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to GTx’s benefit plans, stock plans and bonus plans covering executive officers and other senior management. In overseeing those plans, the Compensation Committee has the sole authority for day-to-day administration and interpretation of the plans. Our Compensation Committee retains the authority for establishing all matters with respect to the compensation of our executive officers, although our Compensation Committee may recommend to the full Board of Directors that it take action with respect to such compensation matters. The Compensation Committee has the authority to engage outside advisors to assist the Committee in the performance of its duties; however, the Compensation Committee may not delegate its authority to others.
     Mr. Hyde, as Chairman of the Compensation Committee, is responsible for setting the agenda for meetings. Our Compensation Committee annually evaluates the performance, and determines the compensation, of the Chief Executive Officer and the other executive officers of GTx. More information regarding the Compensation Committee’s process and procedures for determining and evaluating our executive officers’ compensation packages can be found under the caption “Compensation Discussion and Analysis” below.
     Compensation Consultants. Under its charter, the Compensation Committee has the power and authority to hire outside advisors or consultants to assist it in fulfilling its responsibilities upon terms and conditions established by the Compensation Committee. GTx is financially responsible for the fees of any advisor or consultant engaged by the Compensation Committee. In 2006, the Compensation Committee retained one compensation consultant, Mercer Human Resource Consulting, or Mercer, to assist with the Committee’s analysis and determination of the 2007 compensation of our executive officers. The Committee was informed that Mercer also was retained by GTx to assist it in evaluating salary ranges for various employee levels within GTx, but since the Compensation Committee retained the sole power and authority to establish the nature and scope of Mercer’s engagement, set the fee to be paid to Mercer and to terminate Mercer’s engagement, the Compensation Committee determined that its relationship with Mercer was sufficiently independent of the services Mercer was rendering for GTx. The Compensation Committee directed Mercer to review GTx’s executive compensation program and to recommend changes as deemed appropriate to ensure that GTx’s compensation program provides reasonable and competitive pay opportunities that are aligned with key business objectives and best practices. In 2007, the Compensation Committee reviewed executive compensation data developed by Equilar, Inc., or Equilar, a web-based independent executive compensation firm, which compensation data included base salary, bonus compensation and equity and/or stock option awards received by the chief executive officer, president and other executive officers of a peer group of companies selected by the Compensation Committee.
     Roles of Executives in Establishing Compensation. Our Chief Executive Officer, Dr. Steiner, provides to the Compensation Committee an annual performance review of each of our other executive officers which is considered by the Compensation Committee in its determination of compensation for such officers. Dr. Steiner and our Chief Operating Officer, Mr. Hanover, also recommend to the Compensation Committee the number of stock options to be granted to new hires and existing employees, subject to guidance provided to them by the Chairman of the Compensation Committee and consistent with the data supplied by the Committee’s compensation consultants regarding GTx’s peer group. It is within the prerogative of the Compensation Committee to approve, modify or disapprove any recommendations for grants of options to GTx employees. Dr. Steiner and Mr. Hanover also provide recommendations to the Compensation Committee with respect to the specific performance goals to be achieved to receive executive bonus compensation under GTx’s Executive Bonus Compensation Plan. Additional information on the role of our executive officers in establishing compensation can be found under the caption “Compensation Discussion and Analysis” below.
     Director Compensation. The Board of Directors sets non-management directors’ compensation at the recommendations of the Nominating and Corporate Governance Committee and the Compensation Committee. Periodically, at the request of the Nominating and Corporate Governance Committee, GTx’s management provides the committee with information relating to director compensation paid by comparable companies, based on the peer group of biopharmaceutical companies established for the purpose of competitive compensation comparisons through the Mercer engagement in 2006. The Nominating and Corporate Governance Committee uses this information in making its recommendations to the Compensation Committee about whether and to what extent director compensation should be modified. The Compensation Committee considers the information supplied by the Nominating and Corporate Governance Committee and that committee’s recommendations and determines whether it will recommend to the Board of Directors that the Board of Directors consider approving any modifications or additions to the compensation paid to directors by GTx. The Compensation Committee and Board of Directors believe that: director compensation should fairly compensate directors for work required in a company of GTx’s size and scope; the compensation should align directors’ interests with the long-term interest of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. We pay our non-employee directors retainers in quarterly increments based on an annualized rate of $20,000 a year, or $30,000 a year for our Audit Committee Chair. Based on the data and market information from the companies in our peer group, in 2007, the Board of Directors approved the Compensation Committee’s recommendation to pay each non-employee director a fee of $1,500 for every Board and committee meeting attended (and $750 for any telephonic meeting attended) in addition to the director’s annual retainer.
     Compensation Committee Charter. Our Compensation Committee reviews its charter on an annual basis and, if necessary, recommends changes to the Board of Directors for its approval. A copy of the Compensation Committee’s charter can be found on our corporate website at www.gtxinc.com under “About GTx” at “Corporate Governance.”
Stockholder Nomination Policy
     It is the Nominating and Corporate Governance Committee’s policy to review and consider all candidates for nomination and election as directors who may be suggested by any director or executive officer of GTx. The Nominating and Corporate Governance Committee will also consider any director candidate recommended by any stockholder if the recommendation is made in accordance with GTx’s charter, bylaws and applicable law. To be considered, a recommendation for director nomination should be submitted in writing to: GTx, Inc., Nominating and Corporate Governance Committee, Attention: Corporate Secretary, 3 North Dunlap Street, Memphis, Tennessee 38163. If you would like to recommend a director candidate, you must follow the procedures outlined above under the caption “Additional Information – How and when may I submit a stockholder proposal for GTx’s 2009 Annual Meeting?”
Code of Business Conduct and Ethics and Guidelines on Governance Issues
     Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all officers, directors and employees as well as Guidelines on Governance Issues. These documents were recently reviewed by our Nominating and Corporate Governance Committee and their recommended changes, clarifications and additions were accepted and approved by the Board. These documents are available on GTx’s website (www.gtxinc.com) under “About GTx” at “Corporate Governance.” GTx will provide a copy of these documents to any person, without charge, upon request, by writing to: GTx, Inc., Director, Corporate Communications and Financial Analysis, 3 North Dunlap Street, Memphis, Tennessee 38163. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on our website at the address and the locations specified above.
Communications with the Board
     Stockholders and other interested parties may communicate in writing with our Board of Directors, any of its committees, or with any of its non-management directors by sending written communications addressed to: GTx, Inc., Attention: Corporate Secretary, 3 North Dunlap Street, Memphis, Tennessee 38163. Our Corporate Secretary will review each communication and will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly hostile, threatening or similarly inappropriate, in which case, the Secretary will discard the communication.
Policies on Reporting Certain Concerns Regarding Accounting and Other Matters
     We have adopted policies on the reporting of concerns to our Compliance Officer and Audit Committee regarding any suspected misconduct, illegal activities or fraud, including any questionable accounting, internal accounting controls or auditing matters, or misconduct. Any person who has a concern regarding any misconduct by any GTx employee, including any GTx officer, or any agent of GTx, may submit that concern to: GTx, Inc., Attention Corporate Secretary, 3 North Dunlap Street, Memphis, Tennessee 38163. Employees may communicate all concerns regarding any misconduct to our Compliance Officer and/or the Audit Committee on a confidential and anonymous basis through GTx’s “whistleblower” hotline, the compliance communication phone number established by GTx: 1-877-778-5463, or by filing an anonymous, confidential report through Report-it.com, a web-based online service for “whistleblower” communications accessed at www.reportit.net. Any communications received through the toll free number or the online service is promptly reported to GTx’s Compliance Officer, as well as other appropriate persons within GTx.
AUDIT COMMITTEE REPORT(1)
     The Audit Committee of the Board of Directors operates under a written charter approved by the Board of Directors, which is available on GTx’s website (www.gtxinc.com) under “About GTx” at “Corporate Governance.” The Audit Committee’s charter specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:
•	the engagement and performance of the independent auditors;

•	the quality and integrity of GTx’s financial statements;

•	the performance of GTx’s internal audit function;

•	GTx’s system of internal controls; and

•	compliance with legal and regulatory requirements.
In carrying out these responsibilities, the Audit Committee, among other things:
•	monitors preparation of quarterly and annual financial reports by GTx’s management;

•	supervises the relationship between GTx and its independent registered public accountants, including:
•	having direct responsibility for their appointment, compensation and retention;

•	reviewing the scope of their audit services;

•	approving audit and non-audit services; and

•	confirming the independence of the independent registered public accountants;
•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of GTx’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of GTx’s internal auditing program; and

•	supervises the functions of our internal auditor, who is a GTx employee reporting to the Audit Committee, which include reviewing and testing the effectiveness of GTx’s systems of internal and disclosure controls.
     Management is responsible for: the preparation, presentation and integrity of GTx’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. GTx’s internal auditor is responsible for testing such internal controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of GTx’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon, as well as expressing an opinion on the effectiveness of GTx’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
     In connection with these responsibilities, the Audit Committee met with management, the internal auditor and the independent registered public accounting firm to review and discuss the audited financial statements, including a discussion of the quality and acceptability of GTx’s financial reporting and controls. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committee). The Audit Committee also received written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee has also received both management’s and the independent registered public accountant’s reports on internal control over financial reporting.
     Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended that the Board of Directors include the audited financial statements in GTx’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Andrew M. Clarkson, Chair*
J. Kenneth Glass
Timothy R. G. Sear

*	Mr. Clarkson has served as Chairman of the Audit Committee since March 2004; however, Mr. Clarkson is not standing for re-election at the 2008 Annual Meeting. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has appointed Mr. Glass, a current member of the Audit Committee, as Chairman of the Audit Committee, effective upon the expiration of Mr. Clarkson’s term at the Annual Meeting. We currently expect that Dr. Mazanet, an independent director, will become a member of the Audit Committee in connection with Mr. Clarkson’s departure from the Board.

(1)	This Section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of GTx under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has selected Ernst & Young LLP as GTx’s independent registered public accounting firm for the fiscal year ending December 31, 2008, and the Board of Directors has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited GTx’s financial statements since its inception in 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to make a statement if he or she so desires and to answer any appropriate questions.
     Stockholder ratification of the appointment of Ernst & Young LLP as GTx’s independent registered public accounting firm is not required by GTx’s bylaws or other governing documents. However, the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. However, the Audit Committee is not bound by a vote either for or against the proposal. The Audit Committee will consider a vote against the firm by the stockholders in selecting our independent registered public accounting firm in the future. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of GTx and our stockholders.
     Stockholder approval of this Proposal No. 2 requires a “FOR” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on this Proposal No. 2 (which shares voting “FOR” also constitute at least a majority of the required quorum).
On behalf of the Audit Committee, the Board of Directors recommends a vote “FOR” Proposal No. 2.
Independent Registered Public Accounting Firm’s Fees
     The following table shows the fees paid or accrued by GTx for audit and other services provided by Ernst & Young LLP, GTx’s independent registered public accounting firm, for the years ended December 31, 2006 and 2007.

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees	Total Fees

2006	$447,092	—	$28,541	—	$475,633
2007	$361,554	—	$16,640	—	$378,194

(1)	“Audit Fees” consist of fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	“Audit-Related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” There were no audit-related fees billed to GTx for services rendered during fiscal 2006 and 2007.

(3)	“Tax Fees” consist of fees associated with tax compliance, including tax return preparation.
Pre-Approval Policies and Procedures
     Applicable SEC rules require the Audit Committee to pre-approve audit and non-audit services provided by our independent registered public accounting firm. On March 18, 2004, our Audit Committee began pre-approving all services by Ernst & Young LLP and has pre-approved all new services since that time.
     The Audit Committee pre-approves all audit and non-audit services to be performed for GTx by its independent registered public accounting firm. The Audit Committee does not delegate the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to GTx’s management. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to grant pre-approvals of audit services of up to $25,000; provided that any such pre-approvals are required to be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young’s independence.

PROPOSAL NO. 3
APPROVAL OF THE GTx, INC. 2004 EQUITY INCENTIVE PLAN, AS AMENDED
     Prior to GTx’s initial public offering in 2004, GTx’s Board of Directors and stockholders approved the GTx, Inc. 2004 Equity Incentive Plan (the “2004 Plan”). On March 6 2008, GTx’s Board of Directors approved certain amendments to the 2004 Plan (the “Plan Amendments”), the effectiveness of which are subject to stockholder approval, to permit GTx to grant stock options that satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). As required by Section 162(m) of the Code, the Plan Amendments provide that no employee may be granted stock options and/or stock appreciation rights under the 2004 Plan covering more than 1,000,000 shares in any calendar year (the “162(m) Limit”). The 2004 Plan, as amended by the Plan Amendments (the “Amended 2004 Plan”), is otherwise identical to the 2004 Plan currently in effect. Stockholders should note that GTx is not requesting in this proposal that additional shares of GTx common stock be added to our share reserve for issuance under the Amended 2004 Plan.
     Section 162(m) of the Code denies a tax deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation paid to a covered employee exceeds $1 million. If GTx does not seek approval of the Amended 2004 Plan at this Annual Meeting, it is possible that compensation attributable to stock options that are granted to covered employees after the date of this Annual Meeting, when combined with all other types of compensation received by a covered employee from GTx, may exceed this limitation in any given year. However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the $1 million deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options will qualify as performance-based compensation if (a) such awards are granted by a compensation committee comprised solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the terms of the plan, including the per-employee limitation on grant size, are approved by the stockholders, and (d) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Under applicable tax law, stock plans that were in existence prior to an initial public offering do not (absent a material modification of the plan) need to seek this stockholder approval until the first annual meeting at which directors are elected following the close of the third calendar year following the calendar year in which the corporation completes its initial public offering. For GTx, such deadline is this Annual Meeting. Therefore, in order for any new stock options that are granted to covered employees under the 2004 Plan after the Annual Meeting to be fully deductible to GTx under Section 162(m) of the Code, GTx’s stockholders must approve the terms of the Amended 2004 Plan at the Annual Meeting. In addition, there is the possibility, under the Treasury Regulations, that if our stockholders do not vote to approve this Proposal No. 3, GTx will not be able to grant any stock awards to our covered employees until such time as a Section 162(m)-compliant plan is approved by our stockholders. Accordingly, GTx is requesting that its stockholders approve the Amended 2004 Plan.
     GTx’s Board of Directors believes that it would be in the best interests of GTx and its stockholders to be able to continue to grant stock awards to our covered employees and to allow for the tax deductibility of such awards. As described below in our Compensation Discussion and Analysis, equity compensation is a material element of our executive compensation program that we believe is necessary to retain executive officers and to incentivize them to build long-term stockholder value, and to align the interests of our executive officers with our stockholders. Accordingly, the Board of Directors recommends that you vote in favor of this Proposal No. 3. If this Proposal No. 3 is approved, the Amended 2004 Plan will then be immediately effective. If GTx’s stockholders fail to approve this Proposal No. 3, the 2004 Plan as currently in effect will remain in effect, but no new stock awards will be made to any covered employees under the 2004 Plan after the Annual Meeting. Accordingly, the Board of Directors urges stockholders to vote “FOR” this Proposal No. 3.
     Stockholder approval of this Proposal No. 3 requires a “FOR” vote from at least a majority of the shares represented and voting either in person or by proxy at the Annual Meeting on this Proposal No. 3.
The Board of Directors recommends a vote “FOR” Proposal No. 3.
Material Features of the Amended 2004 Plan
     The material features of the Amended 2004 Plan are outlined below:

     General. The Amended 2004 Plan provides for the grant of nonstatutory stock options, restricted stock awards, stock appreciation rights, phantom stock and other forms of equity compensation (which we refer to collectively as “stock awards” below) to employees (including officers), non-employee directors, and consultants. We have not granted incentive stock options under the 2004 Plan and we will not grant incentive stock options under the Amended 2004 Plan.
     Purpose. The Board of Directors adopted the 2004 Plan to attract and retain the services of key employees (including officers), non-employee directors, and consultants, and to provide incentives for such persons to exert maximum efforts for the success of GTx and its affiliates.
     Share Reserve. An aggregate of 1,500,000 shares of GTx common stock were originally reserved for issuance under the 2004 Plan. The number of shares reserved for issuance under the Amended 2004 Plan automatically increases annually on January 1st of each year, from 2005 until 2013, by five percent of the number of shares of GTx common stock outstanding on such date. However, the Board of Directors has the authority to designate a smaller number of shares by which the authorized number of shares of GTx common stock will be increased on any such date. Pursuant to this authority, the Board of Directors designated that (i) no shares be added to the share reserve on January 1, 2005, (ii) no shares be added to the share reserve on January 1, 2006, (iii) two percent of the number of shares of GTx common stock outstanding on January 1, 2007, or 696,447 shares, be added to the share reserve on January 1, 2007 and (iv) 1,000,000 shares, or roughly three percent of the number of shares of common stock outstanding on January 1, 2008, be added to the share reserve on January 1, 2008. Accordingly, as of January 1, 2008, an aggregate of 3,196,447 shares of GTx common stock were reserved for issuance under the Amended 2004 Plan, awards covering 561,244 shares were outstanding under the Amended 2004 Plan, 5,000 shares had been issued upon the exercise of stock options granted under the 2004 Plan, and 2,630,203 shares remained available for issuance under the Amended 2004 Plan.
     The following types of shares issued under the Amended 2004 Plan may again become available for the grant of new awards under the Amended 2004 Plan: shares issued under restricted stock awards that are repurchased or forfeited prior to becoming fully vested; shares withheld for taxes; shares used to pay the exercise price of an option in a net exercise; and previously acquired shares tendered to GTx to pay the exercise price of an option. In addition, shares subject to stock options that have expired or otherwise terminated without having been exercised in full may again become available for the grant of new awards under the Amended 2004 Plan. Shares issued under the Amended 2004 Plan may be previously unissued shares or reacquired shares bought on the market or otherwise.
     Administration. The Board of Directors has the authority to administer the Amended 2004 Plan, but the Board of Directors may delegate authority to administer the Amended 2004 Plan to a committee, and has delegated authority to administer the Amended 2004 Plan to the Compensation Committee. Our Compensation Committee consists of at least two directors who are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors” for purposes of Section 162(m) of the Code. Subject to the terms of the Amended 2004 Plan, the Board of Directors, the Compensation Committee or other authorized committee, referred to herein as the “plan administrator,” determines recipients, grant dates, the numbers and types of equity awards to be granted and the terms and conditions of the equity awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator also determines the exercise price of options granted, the purchase price for rights to purchase restricted stock and, if applicable, phantom stock and the strike price for stock appreciation rights. The plan administrator may also amend the terms of the Amended 2004 Plan and outstanding equity awards (see “—Duration, Amendment and Termination” below).
     Nonstatutory Stock Options. Nonstatutory stock options are granted pursuant to nonstatutory stock option agreements. The plan administrator determines the exercise price for a nonstatutory stock option in its discretion, which generally will not be less than 100% of the fair market value of GTx common stock underlying the option on the date of grant (as fair market value is determined in accordance with the Amended 2004 Plan). Options granted under the Amended 2004 Plan vest at the rate specified in the option agreement, typically in three equal annual installments beginning on the third anniversary of the grant date.
     The plan administrator determines the terms of nonstatutory stock options granted under the Amended 2004 Plan. As noted above, no employee may be granted stock options and/or stock appreciation rights covering more than 1,000,000 shares in any calendar year under the Amended 2004 Plan. The current 2004 Plan provides for no such limitation. Unless the terms of an optionee’s nonstatutory stock option agreement provide otherwise, if an optionee’s service relationship with GTx, or any of its affiliates, ceases due to disability or death, the optionee, or his or her beneficiary, may exercise any vested options for up to 12 months in the event of disability, 18 months in the event of death and 24 months in the event of retirement, after the date such service relationship ends. If an optionee’s relationship with GTx, or any affiliate of GTx, ceases for any reason other than disability, death or retirement, the optionee may exercise any vested options up to three months from cessation of service, unless the terms of the stock option agreement provide for earlier or later termination. Generally, stock options granted under the Amended 2004 Plan expire not later than ten years after the date of grant.
     Acceptable consideration for the purchase of common stock issued upon the exercise of a nonstatutory stock option is determined by the plan administrator and may include cash, common stock previously owned by the optionee, a broker assisted exercise and the net exercise of the option.
     Generally, an optionee may not transfer a nonstatutory stock option other than by will or the laws of descent and distribution unless the nonstatutory stock option agreement provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death.
     Restricted Stock Awards. Restricted stock awards are the issuance of shares of GTx common stock pursuant to the terms of a restricted stock award agreement. The purchase price for restricted stock awards must be at least the par value of the stock. The purchase price for a restricted stock award may be payable in cash or the recipient’s past or future services performed or to be performed for GTx or any of its affiliates. Restricted stock awards may not be transferred other than by will or by the laws of descent and distribution.
     Stock Appreciation Rights. Stock appreciation rights are rights to receive the appreciation value of a specified number of shares of GTx common stock, payable either in stock or cash, granted pursuant to stock appreciation rights agreements. The plan administrator determines the strike price for a stock appreciation right by which appreciation is measured, with such strike price generally not less than 100% of the fair market value of GTx common stock (as determined on the date of grant). A stock appreciation right granted under the Amended 2004 Plan vests at the rate specified in the stock appreciation rights agreement.
     The plan administrator determines the term of stock appreciation rights granted under the Amended 2004 Plan. As noted above, no employee may be granted stock options and/or stock appreciation rights covering more than 1,000,000 shares in any calendar year under the Amended 2004 Plan. The current 2004 Plan provides for no such limitation. If an awardee’s service relationship with GTx, or any of its affiliates, ceases due to disability or death, the awardee, or his or her beneficiary, may exercise any vested stock appreciation right up to three months or such longer or shorter period of time provided in the stock appreciation rights agreement. Different post-termination exercise periods may be provided in the stock appreciation rights agreement for specific terminations of service such as death, disability or retirement.
     Phantom Stock Awards. Phantom stock awards are rights to be issued shares of GTx common stock, or their cash equivalent, pursuant to the terms of a phantom stock award agreement. A phantom stock award will require the payment of at least par value of the underlying shares of common stock to the extent required by applicable law. Payment of any purchase price may be made in any form of legal consideration acceptable to the plan administrator. Phantom stock awards may be subject to vesting based on continued service and/or achievement of performance milestones. Shares of common stock subject to a phantom stock awards are not issued until after such award vests. Rights to acquire shares under a phantom stock agreement may not be transferred other than by will or by the laws of descent and distribution.
     Other Equity Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting and any repurchase rights associated with such awards. Unless otherwise specifically provided for in the award agreement, such awards may not be transferred other than by will or by the laws of descent and distribution.
     Changes in Control. In the event of specified corporate transactions, all outstanding options and stock appreciation rights under the Amended 2004 Plan either will be assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such awards, such equity awards held by individuals whose service has not terminated prior to the effective date of the corporation transaction will become fully vested and exercisable prior to the effective date. All such equity awards will be terminated if not exercised prior to the effective date of the corporate transaction. GTx may assign the repurchase or forfeiture rights applicable to other forms of equity awards to the surviving or acquiring entity. If such repurchase or forfeiture rights are not assigned, then such equity awards will become fully vested prior to the effective date of the transaction. Following specified change in control transactions, the vesting and exercisability of equity awards generally will be accelerated only if the awardee’s award agreement so specifies. The standard form of stock option agreement under the Amended 2004 Plan provides for options to become fully vested and exercisable if an optionee is involuntarily terminated without cause or has a constructive termination, in either case, within twelve months after a change in control.
     Adjustments in Capitalization. If any change is made in the stock subject to the Amended 2004 Plan or subject to any outstanding stock award without the receipt of consideration by GTx (such as through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by GTx), the Amended 2004 Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the share reserve, the limit on the number of shares that may be issued as stock options to any one person in any calendar year for purposes of Section 162(m) of the Code and, if applicable, the annual evergreen, and the outstanding stock awards will be appropriately adjusted in the class(es) and number of securities and price per share of stock subject to such outstanding awards. The current 2004 Plan does not provide for adjustments with respect to the limit on the number of shares that may be issued as stock options to any one person in any calendar year for purposes of Section 162(m) of the Code since the current 2004 Plan does not provide for such a limit.
     Duration, Amendment and Termination. The plan administrator may suspend or terminate the Amended 2004 Plan at any time; provided, however, that such suspension or termination may not impair the rights and obligations of stock awards granted prior to such suspension or termination without the written consent of the participant. The Amended 2004 Plan has no stated termination date. The plan administrator may also amend the Amended 2004 Plan or stock awards granted under the Amended 2004 Plan at any time; provided, however, that the amendment of a stock award may not impair the rights of the participant without the written consent of the participant. In addition, the plan administrator may amend an option to lower its exercise price or exchange an option for an option with a lower exercise price, another equity award, cash or any other valuable consideration or may take any other action that is treated as a repricing under generally accepted accounting principles. No amendment of the Amended 2004 Plan will be effective unless approved by GTx’s stockholders to the extent such approval is necessary to satisfy applicable law. The Board of Directors may submit any other amendments to the Amended 2004 Plan for stockholder approval, including, but not limited to, further amendments intended to satisfy the requirements of Section 162(m) of the Code.
Federal Income Tax Information
     The following is a summary of the principal United States federal income taxation consequences to participants and GTx with respect to participation in the Amended 2004 Plan. This summary is not exhaustive, and does not discuss state, local or foreign tax laws.
     Nonstatutory Stock Options. No taxable income is generally recognized by an optionee upon the grant of a nonstatutory stock option. Upon exercise, the optionee will recognize ordinary income equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, GTx will be entitled to an income tax deduction in the tax year in which the optionee recognizes the ordinary income, subject to limitations imposed under applicable laws such as Section 162(m) of the Code, equal to the amount of ordinary income recognized by the participant at that time. When the optionee disposes of shares granted as a nonstatutory stock option, any difference between the sale price and the fair market value of the purchased shares on the exercise date, is treated as long-term or short-term capital gain or loss, depending on how long the optionee held those shares.
     Restricted Stock Awards. A participant generally will not have taxable income upon grant, unless the participant was granted restricted stock and elects to be taxed at the time of grant. Absent such an election, a participant will recognize taxable ordinary income equal to the fair market value of the shares at the time they vest less the amount paid for the shares (if any). Generally, GTx will be entitled to an income tax deduction in the year in which the ordinary income is recognized by the participant equal to the amount of ordinary income recognized by the participant at that time.
     Stock Appreciation Rights. No taxable income is generally recognized when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Generally, GTx will be entitled to an income tax deduction in the year in which the ordinary income is recognized by the participant equal to the amount of ordinary income recognized by the participant at that time. If a participant received shares upon the exercise of a stock appreciation right, any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.
     Phantom Stock Awards. No taxable income is generally recognized upon receipt of a phantom stock award. In general, the participant will recognize ordinary income in the year in which the award vests and the shares (or cash value of the shares) are actually issued (or paid) to the participant in an amount equal to the fair market value of the shares (or cash) on the date of issuance. GTx will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at that time.
     Section 162(m) of the Code. As stated above, stockholder approval of this Proposal No. 3 will constitute approval of the Amended 2004 Plan, including the 162(m) Limit, for purposes of Section 162(m) of the Code so that stock options granted (and stock appreciation rights, if granted) after the Annual Meeting under the Amended 2004 Plan will be eligible to qualify for full tax deductibility to GTx under Section 162(m) of the Code.
Equity Compensation Plan Information
     Please see the section of this proxy statement entitled “Equity Compensation Plan Information” for certain information with respect to compensation plans under which equity securities of GTx are authorized for issuance.
Amended 2004 Plan Benefits
     We cannot currently determine the benefits or number of shares subject to stock awards that may be granted in the future to executive officers, directors and employees under the Amended 2004 Plan since awards under the Amended 2004 Plan are determined by the plan administrator in its discretion. The following table sets forth information about awards granted under the 2004 Plan during the year ended December 31, 2007 to (i) GTx’s “named executive officers,” (ii) all current executive officers as a group (nine people), (iii) all non-employee directors as a group (eight people), and (iv) all non-executive employees (including all current officers who are not executive officers) as a group (approximately 60 people). On March 7, 2008, the last reported sales price of our common stock on the NASDAQ Global Market was $14.21.

GTx, Inc. 2004 Equity Incentive Plan

Number of Shares
Subject to
Stock Option Awards
Name and Position	(#)
Mitchell S. Steiner, M.D., F.A.C.S. Chief Executive Officer and Vice-Chairman of the Board of Directors	—

Mark E. Mosteller, CPA Vice President, Chief Financial Officer and Treasurer	18,400

Marc S. Hanover President and Chief Operating Officer	—

Ronald A. Morton, Jr., M.D., F.A.C.S. Vice President, Chief Medical Officer	75,000

Henry P. Doggrell Vice President, General Counsel and Secretary	17,900

Executive Group	196,001

Non-Executive Director Group	—

Non-Executive Officer Employee Group	262,243

EQUITY COMPENSATION PLAN INFORMATION
     The following table provides certain information with respect to all of GTx’s equity compensation plans in effect as of December 31, 2007:

Number of
Securities to be
	Issued upon		Number of Securities
	Exercise of	Weighted-Average	Remaining Available for
	Outstanding	Exercise Price of	Future Issuance Under
	Options,	Outstanding	Equity Compensation Plans
	Warrants	Options, Warrants	(Excluding Securities
	and Rights	and Rights	Reflected in Column (a))
Name	(a)	(b)	(c)
Plan Category
Equity compensation plans approved by security holders	1,879,652	$11.27	1,774,536	(1)
Equity compensation plans not approved by security holders	43,367 (2)	— (2)	—	(3)
Total	1,923,019	$11.27	1,774,536	(1)(3)

(1)	In 1999, 2000, 2001 and 2002, we adopted the Genotherapeutics, Inc. Stock Option Plan, or the 1999 Plan, the GTx, Inc. 2000 Stock Option Plan, or the 2000 Plan, the GTx, Inc. 2001 Stock Option Plan, or the 2001 Plan, and the GTx, Inc. 2002 Stock Option Plan, or the 2002 Plan. On January 14, 2004, we adopted the GTx, Inc. 2004 Equity Incentive Plan, or the 2004 Plan, and the GTx, Inc. 2004 Non-Employee Directors’ Stock Option Plan, as amended, or the Directors’ Option Plan, both of which became effective upon the consummation of GTx’s initial public offering of its common stock. As of December 31, 2007, an aggregate of 1,630,203 shares of GTx common stock remained available for issuance under the 2004 Plan; however, the shares remaining available for issuance under the 2004 Plan is automatically increased annually on January 1st of each year until 2013 by five percent of the number of shares of common stock outstanding on such date unless the Board of Directors acts to decrease or eliminate any such increase. On October 31, 2007, the Board elected to increase the number of shares available for issuance under the 2004 Plan as of January 1, 2008 by 1,000,000 shares, or roughly three percent of the number of shares of GTx common stock outstanding at December 31, 2007, rather than the five percent set forth in the 2004 Plan. As of December 31, 2007, an aggregate of 144,383 shares of GTx common stock remained available for issuance under the Directors’ Option Plan; however, the shares remaining available for issuance under the Directors’ Option Plan is automatically increased annually on January 1st of each year until 2016 by the number of shares subject to options granted during the prior calendar year unless the Board of Directors acts to decrease or eliminate any such increase. On January 1, 2008, the number of shares available for issuance under the Directors’ Option Plan increased by 55,667 shares.

(2)	Represents shares credited to individual director stock unit accounts as of December 31, 2007 under our Directors’ Deferred Compensation Plan. There is no exercise price for these shares.

(3)	Does not include shares remaining available for issuance under our Directors’ Deferred Compensation Plan. There are no limits on the number of shares issuable under our Directors’ Deferred Compensation Plan, and the number of shares that may become issuable will depend on future elections made by plan participants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as of March 1, 2008 (except as noted) regarding the beneficial ownership of our common stock by:
•	each person, or group of affiliated persons, who is known by us to own beneficially five percent or more of our common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all our directors and executive officers as a group.
     The number of shares owned and percentage ownership in the following table is based on 36,216,263 shares of common stock outstanding on March 1, 2008. Except as otherwise indicated below, the address of each officer, director and five percent stockholder listed below is c/o GTx, Inc., 3 North Dunlap Street, Memphis, Tennessee 38163.
     We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 1, 2008. We have also included shares credited to individual stock unit accounts under our Directors’ Deferred Compensation Plan as of March 1, 2008. Amounts credited to individual stock unit accounts are payable solely in shares of GTx common stock, but such shares do not have current voting or investment power. Shares issuable pursuant to our Directors’ Deferred Compensation Plan and shares issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 1, 2008 are deemed to be outstanding and beneficially owned by the person to whom such shares are issuable for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares		Percent of Total
5% Stockholders:
Larry N. Feinberg	2,306,038	(1)	6.4%
200 Greenwich Avenue Greenwich, CT 06830

FMR LLC	5,238,318	(2)	14.5%
82 Devonshire Street Boston, MA 02109

Directors and Named Executive Officers:
J. R. Hyde, III	10,951,833	(3)	30.2%
Mitchell S. Steiner, M.D., F.A.C.S	4,862,147	(4)	13.4%
Marc S. Hanover	1,565,911	(5)	4.3%
Ronald A. Morton, Jr., M.D., F.A.C.S	—		*
Henry P. Doggrell	275,848	(6)	*
Mark E. Mosteller	89,232	(7)	*
Michael G. Carter, M.D., Ch.B., F.R.C.P	3,334	(8)	*
Andrew M. Clarkson	175,889	(9)	*
J. Kenneth Glass	55,221	(10)	*
Robert W. Karr, M.D.	15,447	(11)	*
Rosemary Mazanet, M.D., Ph.D.	37,977	(12)	*
John H. Pontius	2,775,609	(13)	7.7%
Timothy R. G. Sear	156,757	(14)	*
All Directors and Executive Officers as a group	17,618,922	(15)	48.0%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC on February 15, 2008, reporting beneficial ownership as of December 31, 2007. Mr. Feinberg has shared beneficial ownership with respect to 2,306,038 shares. Oracle Investment Management, Inc. (the

“Investment Manager”) has shared beneficial ownership with respect to 1,588,997 shares. Mr. Feinberg is sole shareholder and president of the Investment Manager and the shares of common stock beneficially owned by the Investment Manager are also beneficially owned by Mr. Feinberg. Consequently, Mr. Feinberg’s share ownership includes the shares beneficially owned by the Investment Manager. Mr. Feinberg is also the senior managing member of Oracle Associates, LLC (“Oracle Associates”). Each of Oracle Associates and the Investment Manager may exercise investment discretion over holdings of other funds and/or accounts (collectively, the “Oracle Funds”). The beneficial ownership reported by the Investment Manager includes shares held directly by it and also by certain of the Oracle Funds. Mr. Feinberg may be deemed to indirectly beneficially own shares of common stock, by virtue of the foregoing relationships, which are directly owned by the Investment Manager and various of the Oracle Funds.

(2)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by the beneficial owners on February 14, 2008, reporting beneficial ownership as of December 31, 2007. According to the Schedule 13G/A, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 5,238,318 shares of GTx’s common stock in its capacity as investment advisor to various registered investment companies, referred to as the funds. The ownership of one of the funds, Fidelity Growth Company Fund, amounted to 2,296,397 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,238,318 shares beneficially owned by the funds.

(3)	Includes 91,628 shares and 677,000 shares held by Pittco Associates, L.P. and Pittco Investments, L.P., respectively, entities controlled by Mr. Hyde, 1,459,673 shares held by trusts with respect to which Mr. Hyde may be deemed to have beneficial ownership, 1,393,077 shares held by Mr. Hyde’s grantor retained annuity trusts and 216,462 shares held by Mr. Hyde’s wife, of which Mr. Hyde disclaims beneficial ownership, and 6,849 shares issuable to Mr. Hyde pursuant to our Directors’ Deferred Compensation Plan.

(4)	Includes 4,075,263 shares held by LD, Jr., LLC, an entity owned by Dr. Steiner and his wife jointly, 533,884 shares held by trusts with respect to which Dr. Steiner may be deemed to have beneficial ownership, 200,000 shares held by Dr. Steiner’s grantor retained annuity trust and 26,500 shares held by Dr. Steiner’s wife, of which Dr. Steiner disclaims beneficial ownership. Dr. Steiner has pledged all of the shares of stock owned by LD, Jr., LLC to Citibank to secure personal loans, although to date, there have been no borrowings against the loan by Dr. Steiner.

(5)	Includes 602,875 shares held by Equity Partners XII, LLC, an entity controlled by Mr. Hanover and 857,898 shares held by trusts of which Mr. Hanover is the trustee.

(6)	Includes 4,354 shares held by trusts with respect to which Mr. Doggrell may be deemed to have beneficial ownership, 114,350 shares held by a trust of which Mr. Doggrell is the co-trustee, 104,334 shares of common stock issuable upon the exercise of options held by Mr. Doggrell, and 1,000 shares of common stock held by Mr. Doggrell through an individual retirement account. Also includes 5,141 shares held by Mr. Doggrell’s wife and 2,500 shares held in a joint account with Mr. Doggrell’s adult child, of which Mr. Doggrell disclaims beneficial ownership.

(7)	Includes 71,668 shares of common stock issuable upon the exercise of options held by Mr. Mosteller and 7,282 shares held by Mr. Mosteller’s wife.

(8)	Consists of 3,334 shares of common stock issuable upon the exercise of options held by Dr. Carter.

(9)	Includes 16,668 shares of common stock issuable upon the exercise of options held by Mr. Clarkson and 9,221 shares issuable to Mr. Clarkson pursuant to our Directors’ Deferred Compensation Plan. Mr. Clarkson has 10,000 shares pledged to Regions Bank to secure personal loans. Mr. Clarkson has decided not to stand for re-election at the 2008 Annual Meeting.

(10)	Includes 16,668 shares of common stock issuable upon the exercise of options held by Mr. Glass and 6,553 shares issuable to Mr. Glass pursuant to our Directors’ Deferred Compensation Plan.

(11)	Includes 11,557 shares of common stock issuable upon the exercise of options held by Dr. Karr and 2,890 shares issuable to Dr. Karr pursuant to our Directors’ Deferred Compensation Plan.

(12)	Includes 16,668 shares of common stock issuable upon the exercise of options held by Dr. Mazanet and 6,849 shares issuable to Dr. Mazanet pursuant to our Directors’ Deferred Compensation Plan.

(13)	Includes 16,668 shares of common stock issuable upon the exercise of options held by Mr. Pontius, 6,849 shares issuable to Mr. Pontius pursuant to our Directors’ Deferred Compensation Plan, 2,628,050 shares held by trusts of which Mr. Pontius is the trustee, 21,520 shares held by trusts of which Mr. Pontius’ wife is the trustee and 46,261 shares beneficially owned by Mr. Pontius’ wife. Mr. Pontius disclaims beneficial ownership of the shares held by trusts of which his wife is trustee and shares beneficially owned by her.

(14)	Includes 6,000 shares of common stock issuable upon the exercise of options held by Mr. Sear and 6,423 shares issuable to Mr. Sear pursuant to our Directors’ Deferred Compensation Plan.

(15)	Includes 126,003 shares beneficially owned by executive officers that are not named executive officers. For purposes of determining the number of shares beneficially owned by directors and executive officers as a group, any shares beneficially owned by more than one director or officer are counted only once.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such executive officers, directors and stockholders with respect to the period from January 1, 2007 through December 31, 2007, we are not aware of any required Section 16(a) reports that were not filed on a timely basis.
     Copies of the insider trading reports can be found at our corporate website at http://www.gtxinc.com, on our Investor Relations page, under the category “SEC Filings.”

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
     Our compensation discussion and analysis discusses the total compensation for our Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers at December 31, 2007, or our “named executive officers.” The compensation program for our named executive officers also applies to our other executive officers. Our compensation discussion and analysis describes our overall executive compensation philosophy, objectives and practices, as well as our decisions regarding executive compensation during 2007.
What are the objectives of our executive officer compensation program?
     The Compensation Committee believes that the compensation program for our named executive officers should be designed to attract, motivate and retain highly qualified executive officers responsible for the success of GTx and should be determined within a framework that rewards performance and aligns the interests of our executives with the interests of our stockholders. Within this overall philosophy, our Compensation Committee’s objectives are to:
•	Offer a total compensation program that enables GTx to attract, motivate and retain highly qualified and industrious executive officers. Since we and our competitors recruit from a limited pool of resources for individuals who are highly experienced, successful and well rewarded, the Compensation Committee’s policy is to provide total compensation that is competitive with our peer companies within the biotech and pharmaceutical industry.

•	Achieve an equitable balance in the compensation offered to each member of our executive team.

•	Provide annual variable cash incentive awards that take into account the satisfaction of designated individual performance criteria based on our company performance goals.

•	Make a significant portion of executive officer compensation dependent on GTx’s long-term performance and on enhancing stockholder value by providing appropriate long-term, equity-based incentives and encouraging stock ownership.
What is our executive compensation program designed to reward?
     Our compensation program rewards our executive officers for achieving specified performance goals, building stockholder value and maintaining long-term careers with GTx. We reward these three aspects so that our executive team will make balanced annual and long-term decisions that we expect will result in consistent financial performance, scientific and product development innovations and the achievement of our strategic business objectives.
What are the elements of our executive compensation program and why do we provide each element?
     We have a straightforward compensation program. The three main elements are salary, annual bonuses and long-term equity incentives. We also provide our executive officers with a 401(k) retirement savings plan that matches employee contributions at the rate of 50% of the employee’s contributions to the 401(k) plan not to exceed 6% of base salaries up to $225,000. We may also, from time to time, offer certain additional benefits, such as transition benefits for new executive officers consisting of commuting expenses and temporary living expenses. Each of these elements helps us attract and retain executive officers.
     Our Compensation Committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, but generally seeks to provide an overall executive compensation package designed to attract, motivate and retain highly qualified executive officers, to reward them for performance over time, and to align the interests of our executive officers with the interests of stockholders. Although equity compensation is an important component of our compensation program, particularly with respect to creating long-term stockholder value, the Compensation Committee has focused on adjusting executive officer base salaries to be in line with the median average salaries for comparable positions in our peer company group and offering cash bonus compensation pay incentives as the primary means to reward our named executive officers for the achievement of our larger company objective of moving product candidates through development and towards commercialization. Accordingly, we generally grant options to our executive officers at a level lower than our peer company group average for comparable companies, but seek to attain total cash compensation in line with peer group medians.
Elements of Executive Compensation
     Base Salary. We provide an annual salary to each executive officer as an economic consideration for each person’s level of responsibility, expertise, skills, knowledge and experience, which we compare to other comparable companies within the biotech and pharmaceutical industry and adjust, as appropriate, to ensure that we will retain this expertise, skill and knowledge at our company.
     Bonus. Cash incentive bonus compensation pay is part of our executive officers’ annual compensation and one component of variable compensation. We may or may not award an annual bonus, and the amount of any award will vary, depending on each of the executive officer’s successful fulfillment of individual performance criteria (which are based on our overall annual company goals) established by the Compensation Committee.
     Long-term Incentives. We currently provide long-term incentives solely in the form of stock options. Long-term incentives are a form of variable compensation in that the number of options granted is discretionary and the amount of any income earned is completely dependent upon, and varies with, our stock price over the option term. We offer stock options as an incentive to build long-term stockholder value, to align the interests of executive officers and stockholders, and to retain executive officers through what we hope will be long-term wealth creation in the value of their stock options, which have vesting provisions that encourage continued employment. Our executive officers are motivated by the potential appreciation in our stock price above the exercise price of the stock options. With respect to encouraging continued employment, stock option grants to our executive officers typically require the executive to remain a GTx employee for a three year period before the options even begin vesting. In other words, the Compensation Committee believes it is important to tie the long-term benefit potentially realizable by the executive to a long-term commitment to GTx. We also encourage stock ownership which we regard as important for commitment, engagement and motivation. We may refine our long-term incentive strategy should it be in the interests of stockholders so that we can continue to attract and retain the highly skilled talent required to execute our business strategy.
     Benefits. Benefits offered to GTx’s executive officers serve a different purpose than do the elements of total compensation. In general, benefits provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. In addition to the benefits offered to the general employee population, our executive officers receive life insurance coverage equal to two times the executive officer’s annual salary (compared to the $50,000 of life insurance coverage offered to the general employee population of GTx). The Compensation Committee evaluated the cost of providing such additional life insurance coverage and found it to be immaterial in relation to the incremental benefit to be offered to our executive officers. In addition, we provide an Executive Supplemental Long Term Disability Plan to increase the income replacement insurance for executive officers in the case of disability. The Executive Supplemental Long Term Disability Plan provides income replacement equal to 75% of base salary to Mr. Hanover, our Chief Operating Officer, and all Vice Presidents, and income replacement equal to 71% of base salary to Dr. Steiner, our Chief Executive Officer, compared to income replacement of 60% of base salary, not to exceed $10,000 per month, offered to the general employee population of GTx.
     Perquisites. Except for the additional benefits provided to its executive officers described above, GTx does not generally provide its executive officers with any other perquisites and benefits that differ from what are provided to GTx employees generally. To date, the Compensation Committee has not considered such additional perquisites and benefits as a necessary element of GTx’s executive compensation program. However, GTx may, from time to time, offer certain perquisites and benefits to its executive officers, such as relocation and temporary housing benefits in connection with the hiring of a new executive officer. For example, in 2007, we paid Dr. Morton’s temporary living expenses during his relocation to Memphis, Tennessee.
     Employment Agreements. Each of our executive officers has entered into a written employment agreement with GTx. These employment agreements provide for base salary and the other customary benefits as described above, as well as “double trigger” post-termination change of control payments equal to one year’s base salary as described under “—Post-Employment Compensation” below. Each employment agreement is terminable by either the executive officer or us at any time. Our employment agreements with Dr. Steiner, Mr. Mosteller, Mr. Hanover and Mr. Doggrell were approved by our Board of Directors and entered into immediately prior to our initial public offering in February 2004. We entered into a similar employment agreement with Dr. Morton in April 2007 when he began his employment with GTx. Our employment agreements with our named executive officers all have substantially similar terms except for salary and certain non-competition obligations. In this regard, each of Dr. Steiner, Mr. Hanover and Dr. Morton has agreed not to compete with us (including by soliciting our employees for alternative employment) during the term of their employment and for a period of two years after their employment ends (if we undergo a change of control, these two-year periods will be shortened to one year). These provisions help protect GTx from the resignations of these named executive officers from GTx and their using the essential scientific knowledge gained while working for GTx to compete against us.
     Post-Employment Compensation. The employment agreements with our named executive officers contain cash change of control payments that are structured on a “double-trigger” basis, meaning that before a named executive officer can receive cash change of control payments: (1) a change of control must occur and (2) within six months of such change of control, the named executive officer’s employment must be terminated for good reason or without cause. These provisions were included to motivate our named executive officers to act in the best interests of the stockholders by removing the distraction of post change in control uncertainties faced by the named executive officers with regard to his continued employment and compensation. Our Compensation Committee believes that a “double-trigger” change of control provision providing for payments equal to one year’s base salary is attractive to maintain continuity and retention of key management personnel and is consistent with GTx’s compensation philosophy. In addition, under our stock option plans that were adopted prior to our initial public offering and pursuant to which we continue to grant stock options to executives, a change of control will automatically trigger the vesting of all options granted under these plans. Our 2004 Equity Incentive Plan, which became effective in connection with our initial public offering and pursuant to which we also grant options to our executive officers, provides for automatic vesting of unvested options only if the executive officer is not retained in the same or comparable position within twelve months following a change of control, or if the surviving or acquiring entity refuses to assume or substitute for the options. These provisions are intended to remove any personal disincentive an executive officer may have to a change of control transaction which, if appropriately assessed on its merits, may prove beneficial to GTx and its stockholders.
How do we determine the amount for each element of executive officer compensation?
     Process. In its process for deciding the levels at which to compensate our named executive officers, the Compensation Committee receives and reviews competitive compensation data to determine the 25th percentile, median, and 75th percentile of (1) average salary, (2) target annual cash compensation (i.e., salary + target bonus), (3) long-term incentive compensation, and (4) target total direct compensation (i.e., salary + target bonus + long-term incentives) for executive officer positions among a group of peer companies and to assess how similar compensation arrangements for GTx executive officers compare to its peers. A base salary range between the 25th percentile and the 75th percentile of our peer group is consistent with what the Compensation Committee believes is competitively reasonable and appropriate for the named executive officers, although the Compensation Committee’s current objective is to establish base salary and provide incentive bonus compensation targets for GTx’s executive officers that are generally consistent with the median compensation levels among our peer industry group. Long-term incentive compensation is provided in the form of stock options with annual grants typically below average grants provided to comparable executives by our peer group, reflecting the Compensation Committee’s belief in the growth potential of our common stock warranting the grant of fewer numbers of options. However, the Committee does not tie cash compensation to potential values realizable from option grants to measure total target direct compensation as a means to determine the option grants it authorizes, and looks at this data from our peers only as another guideline for assessing how our executive compensation program compares to our peer group in an effort to ensure that our compensation program remains competitive. In determining executive compensation, the Compensation Committee may also consider other relevant factors in determining appropriate compensation levels for each executive officer in order to ensure that base salaries, bonus compensation targets and stock option awards are fair and equitable among the executive team members and to appropriately reflect the expected contributions to GTx by each executive officer. For example, in late 2006, when the Compensation Committee established base salaries and bonus compensation targets for its named executive officers for 2007 (and again in late 2007, when it similarly established base salaries and bonus compensation target awards for 2008), although the Compensation Committee relied primarily on its review of competitive compensation data from our peer group companies in setting base salaries and bonus compensation targets, the Compensation Committee adjusted base salaries and bonus compensation target awards to retain an element of fundamental fairness among the executive officer team members. In this regard, recognizing that it was necessary to pay a base salary in excess of the peer group median to attract the services of a skilled physician of Dr. Morton’s caliber as our new Chief Medical Officer, the Compensation Committee decided to also adjust the base salary to be paid to Mr. Hanover for 2008 to an amount in excess of the median salaries for a comparable position in our peer group, reflecting the

Compensation Committee’s view that Mr. Hanover’s services to GTx warrant his being paid a base salary in excess of Dr. Morton.
     Use of compensation consultants. In 2006, the Compensation Committee retained Mercer Human Resource Consulting, or Mercer, to assist with the Committee’s analysis and determination of the 2007 compensation of our executive officers. The Committee was informed that Mercer also was retained by GTx to assist it in evaluating salary ranges for various employee levels within GTx, but since the Compensation Committee retained the sole power and authority to establish the nature and scope of Mercer’s engagement, set the fee to be paid to Mercer and to terminate Mercer’s engagement, the Compensation Committee determined that its relationship with Mercer was sufficiently independent of the services Mercer was rendering for GTx. The Compensation Committee directed Mercer to review GTx’s executive compensation program and to recommend changes as deemed appropriate to ensure that GTx’s executive compensation program provides reasonable and competitive pay opportunities that are aligned with key business objectives and best practices. At the direction of the Compensation Committee, Mr. Mosteller and Mr. Doggrell discussed with Mercer the duties of each executive officer of GTx and provided Mercer with information requested by Mercer as part of its evaluation of GTx’s executive compensation programs and policies. The information included each executive officer’s title, direct and indirect reports, salary, bonus, if any, option grants and benefits for the preceding three-year period. The Compensation Committee has supplemented this information with similar more current compensation data obtained through an independent web-based compensation data service, which it utilized for the purpose of determining base salaries, bonus compensation targets and stock option awards for its named executive officers for 2008.
     Identification of peer group. Based on industry peer group data available to Mercer, including data from proxy filings by representative companies available to Mercer in 2006, Mercer selected from its proprietary database and two other similar databases available to Mercer the following peer group of 23 biopharmaceutical companies as a representative industry group most similar to GTx based on their number of employees, market capitalization and stage of development:

Altus Pharmaceuticals, Inc.	Antigenics, Inc.	Ariad Pharmaceuticals, Inc.
Biocryst Pharmaceuticals, Inc.	Cell Genesys, Inc.	Coley Pharmaceutical Group
CombinatoRx, Inc.	Cytokinetics, Inc.	Dendreon Corp.
Dov Pharmaceutical, Inc.	Hollis-Eden Pharmaceuticals	Icagen, Inc.
Idenix Pharmaceuticals, Inc.	Inhibitex, Inc.	Keryx Biopharmaceuticals, Inc.
Myogen, Inc.	Neopharm, Inc.	Neurogen Corp.
Nuvelo, Inc.	Onyx Pharmaceuticals, Inc.	Progenics Pharmaceutical, Inc.
Renovis, Inc.	Rigel Pharmaceuticals, Inc.
     Comparison of GTx executive compensation to peer group and recommendations. In 2006, Mercer reviewed base salaries, bonus compensation and equity incentives provided by each company within the peer group it selected for 2006, and then ranked the compensation provided to GTx executive officers. The results of Mercer’s review are summarized below:
•	the base salaries for GTx executive officers were found to be below the peer group 50th percentile (median) levels for our then executive officers but, according to Mercer, fell within a competitive range of the peer group median;

•	the total cash compensation, consisting of salary plus cash bonuses, was well below the peer group 25th percentile for our then executive officers, reflecting the then existing historic lack of annual cash incentive award opportunities for GTx executive officers; and

•	total direct compensation (total cash compensation plus annualized grant date value of long-term equity incentives) was below the peer group 25th percentile for our then executive officers and approximately 91% of the peer group 25th percentile when Dr. Steiner and Mr. Hanover were excluded from the comparison (Dr. Steiner and Mr. Hanover were excluded from the comparison due to the Compensation Committee’s determination in 2006 that, as co-founders of GTx with substantial stock holdings, no additional option grants were at that time warranted).
     Mercer suggested that the Compensation Committee continue to manage base salaries for GTx’s executive officers within a competitive range of market median levels for GTx’s peer group, and consider implementing an annual cash bonus plan for executive officers and other key employees to strengthen the link between pay and performance and to reward the attainment of annual company goals in support of long-term stockholder value creation. Mercer also suggested that the Compensation Committee continue to utilize long-term incentive awards through grants of stock options or other equity awards to align the interests of GTx’s executive officers, including, if desired, the co-founders, with those of its stockholders. Based on Mercer’s recommendations and the Compensation Committee’s desire to offer competitive and fair compensation, the Compensation Committee adopted in 2006 the GTx Executive Bonus Compensation Plan, commencing as of the calendar year 2007, as described in more detail below.
     How compensation or amounts realizable from prior compensation are considered. The Compensation Committee reviews the current value of shares owned and the current value of exercisable and unvested stock options as part of its annual review of executive officer stock option awards, and determines the amount of the annual stock options awards for each group of executives at GTx based, in part, on this historical information and the Compensation Committee’s determination of the potential dilution caused by such awards and the incentives provided by such awards for the executive officers to create long-term value. Recognizing that there is a tradeoff between utilizing option grants as long-term incentive awards for our executive officers and increasing the prospect of stockholder dilution, the Committee strives to strike a balance between providing meaningful and potentially valuable incentives without creating a potential for excessive stockholder dilution. The Compensation Committee looks at data from its peers to measure the percentage relationship of all vested and unvested options issued to GTx employees to total GTx shares outstanding, to make certain that this percentage relationship is at or below the average median percentages based on similar information regarding its peers. The amount of past cash compensation realized, including annual bonus awards and amounts realized from prior stock option awards, is generally not a significant factor in the Compensation Committee’s consideration of current stock option awards, since the Compensation Committee believes annual stock option awards continue to keep the executives focused on our long-term performance.
     Chief Executive Officer and Chief Operating Officer involvement in executive compensation decisions. Our Compensation Committee retains the authority for establishing all matters with respect to the compensation of our executive officers (although our Compensation Committee may recommend to the full Board of Directors that it take action with respect to such compensation matters). Dr. Steiner, however, provides to the Compensation Committee an annual performance review of each of our other executive officers which is considered by the Compensation Committee in its determination of compensation for such officers. Dr. Steiner and Mr. Hanover also recommend to the Compensation Committee the number of stock options to be granted to our other executive officers, subject to guidance provided to them by the Chairman of the Compensation Committee and consistent with the data supplied by the Committee’s compensation consultants regarding GTx’s peer group. It is within the prerogative of the Compensation Committee to approve, modify or disapprove any recommendations for grants of options to our executive officers. Dr. Steiner and Mr. Hanover also provide recommendations to the Compensation Committee with respect to the specific performance goals to be achieved to receive executive bonus compensation under our Executive Bonus Compensation Plan. After receipt of the recommendations of Dr. Steiner and Mr. Hanover and the Committee’s review of information obtained from our peer group compensation data and other relevant factors, the Compensation Committee meets in executive session with no members of management present to discuss and determine appropriate base salaries, bonus compensation target awards and stock option grants for each executive officer of GTx.
What is our analysis of the compensation for our named executive officers in 2007?
     Salary. As stated above, in determining base salaries, the Compensation Committee seeks to compare the base salaries of our executive officers against the salaries for comparable positions paid by companies in GTx’s peer group. Within this comparison group, the Compensation Committee makes comparisons to executive officers at comparable levels of experience, who have comparable levels of responsibility and expected levels of contribution to our performance. In setting base salaries for 2007, the Compensation Committee relied primarily on the compensation data made available to it by Mercer, and it approved increases from 2006 base salaries for the executive officers for 2007 to amounts it believed would result in salaries being at or near the median base salaries for comparable executive positions at our peer group companies and reasonably consistent with the average percentage increase in salaries by its peers. The salary increases from 2006 also reflect the Compensation Committee’s belief that GTx should retain an equitable balance in the compensation of its executive officers. Accordingly, each named executive officer (other than Dr. Morton) received a 5% salary increase from 2006. In 2007, the Compensation Committee also approved compensation agreements for two new executive officers, including Dr. Morton, at base salaries in excess of the median average salaries paid by GTx’s peers, reflecting the level of competition among companies in GTx’s industry to attract and retain talented personnel. A table reflecting the increase from 2006 base salaries is set forth below:

	2006 Base	2007 Base
Name	Salary	Salary
Mitchell S. Steiner, M.D., F.A.C.S.	$425,000	$446,250
Mark E. Mosteller	$235,000	$246,750
Marc S. Hanover	$292,000	$306,600
Ronald A. Morton, Jr., M.D., F.A.C.S.	—	$410,000
Henry P. Doggrell	$253,000	$265,650
     Annual Bonus Awards. Based on Mercer’s recommendation, the Compensation Committee established the Executive Bonus Compensation Plan to reward executive officers for their role in achieving specified performance goals. All of our named executive officers are eligible to participate in the Executive Bonus Compensation Plan. Payments of bonus awards are based solely on the attainment of pre-established, objective performance goals that are established by the Compensation Committee. Bonus compensation payments are calculated as a percentage of base salary based on information supplied by Mercer that chief executive officers are typically paid bonuses ranging from 45% to 55% of their salaries and other executives received bonuses in the range of 30% to 40% of base salaries. For 2007, the Committee determined that it would set maximum bonus payments at 40% of base salary for our Chief Executive Officer, Dr. Steiner, 35% of base salary for Mr. Hanover, our Chief Operating Officer, and 30% of base salaries for all Vice Presidents, since the Committee felt that bonus payments on the lower end of Mercer’s recommendation was more appropriate for a company that is not yet in a position to commercialize its products.
     The performance goals under the Executive Bonus Compensation Plan are based on approved corporate objectives for the year, and form the basis for the bonus compensation targets of Dr. Steiner and Mr. Hanover. These performance goals are then tailored to the specific performance criteria to be achieved by each other executive officer in support of attaining the designated corporate objectives. The Compensation Committee approves the objective performance goals and specific criteria, including the weight attributable to each objective, for each executive officer after reviewing recommendations supplied to the Compensation Committee by Dr. Steiner and Mr. Hanover, who present the Committee with stretch goals for the coming year. The objective criteria may include achievement of the operating budget for GTx as a whole or of a business unit of GTx, continued innovation in development and progress towards commercialization of our product candidates, timely development of new product candidates or processes, development and implementation of successful marketing and commercialization strategies for our product candidates, implementation of financing strategies and establishment of strategic development alliances with third parties, as well as meeting pre-clinical or clinical milestone objectives. The Compensation Committee then evaluates after the end of the calendar year the attainment of the corporate objectives and the extent to which each such executive officer met his or her specified performance criteria to support the corporate objectives. While in some cases the performance objectives for the executive officers can overlap, the Compensation Committee grades each executive officer’s performance individually and considers factors that may justify awarding different amounts for the same criteria, if, for example, one executive has more direct control over a particular matter than another.
     In 2007, our company performance goals included:
•	initiating an Ostarine™ Phase II clinical trial for cancer cachexia under an Investigational New Drug, or IND, application filed with the FDA;

•	enrolling the Ostarine™ Phase II clinical trial for cancer cachexia initiated under an IND application filed with the FDA;

•	completing the ACAPODENE® Phase III clinical trial for the treatment of multiple side effects of androgen deprivation therapy, or ADT, and resolving all data discrepancies in order for the independent database manager to submit the final trial data in the manner proscribed by the requirements of the FDA to determine the outcome of the clinical trial;

•	concluding a successful collaboration with a third party for our SARM product candidates;

•	attracting and hiring certain specific senior management level employees to fill specified critical roles;

•	developing additional SARM compounds for clinical trials and developing at least one new molecule class;

•	initiating New Drug Application, or NDA, preparation for ADT; and

•	maintaining or lowering budgeted expenditures for fiscal 2007.
     Under the Executive Bonus Compensation Plan, the Compensation Committee established specific performance criteria for each executive officer that were aligned with the goals set forth above. At the Compensation Committee meetings held in July 2007 and late October 2007, Dr. Steiner and Mr. Hanover reviewed with the Compensation Committee the status of the objective performance goals established under our Executive Bonus Compensation Plan for each of our executive officers and the likelihood that the performance goals would be fulfilled by year end 2007 so the Committee members could monitor the progress of the executives in fulfilling their specific performance goals, which helps Committee members better understand the likelihood of whether various corporate objectives would be attained during the year. The bonus compensation awards, if earned, are paid during the first quarter of the next succeeding fiscal year, after the Compensation Committee has reviewed and approved year-end data and other information necessary to establish the awarding of the bonuses. The Compensation Committee establishes performance goals intended to reflect tasks beyond what should be reasonably expected of an executive officer during the particular calendar year, which, if attained, justify the payment of additional compensation.
     The performance goals and the relative weighting of each such goal for Dr. Steiner and our other named executive officers is set forth in the table below. Each of our executive officers had some of the same specific performance goals as Dr. Steiner which they were required to achieve to be eligible for bonus compensation payments for 2007, although the weightings were different, reflecting the impact each executive officer was expected to have on the specified targets, and in some instances, other specific goals were substituted for one or more of Dr. Steiner’s goals in line with the particular executive’s duties and responsibilities. For example, the performance goals for Mr. Mosteller, our Chief Financial Officer, did not include preclinical and key hiring objectives, but did include two specific objectives pertaining to our Information Technology department, for which Mr. Mosteller is responsible, and a greater weighting for the budget in line with Mr. Mosteller’s duties as our Chief Financial Officer. Similarly, the performance objectives for 2007 for Mr. Doggrell, our General Counsel, excluded the preclinical and hiring objectives, but included eight specific objectives pertaining to the Legal department, for which he is responsible.

	Weighting for Each Named Executive Officer
Performance Goal Category	Dr. Steiner	Mr. Mosteller	Mr. Hanover	Dr. Morton	Mr. Doggrell
Regulatory affairs(1)	20%	5%	15%	20%	5%
Clinical(2)	20%	5%	15%	20%	5%
Preclinical(3)	5%	*	*	*	*
Senior management and key position hiring(4)	10%	*	10%	*	*
Budget(5)	10%	30%	15%	5%	10%
Business development(6)	10%	10%	15%	*	10%
Audit/Sarbanes-Oxley requirements(7)	10%	35%	10%	*	15%
NDA preparation and documentation(8)	10%	5%	10%	*	15%
Investor relations(9)	5%	*	5%	*	*
Information technology(10)	*	10%	5%	*	*
Legal(11)	*	*	*	*	40%
Medical affairs(12)	*	*	*	20%	*
Project management(13)	*	*	*	20%	*
Marketing support(14)	*	*	*	5%	*
Reimbursement support(15)	*	*	*	5%	*
Manage key opinion leader, or KOL, activities(16)	*	*	*	5%	*

(1)	Includes making the IND submission for the Ostarine™ Phase II clinical trial for cancer cachexia and fulfilling certain objectives pertaining to FDA-related initiatives.

(2)	Includes fulfilling specified objectives pertaining to the ACAPODENE® Phase III clinical trial and initiating the Phase II clinical trial of Ostarine™ for cancer cachexia.

(3)	Includes successfully completing certain preclinical testing for preclinical compounds to fulfill specified criteria.

(4)	Includes successfully hiring certain qualified persons for specific senior management and other key positions.

(5)	Includes meeting stated financial targets approved by the Board and managing cash, employee benefits and payroll.

(6)	Includes successfully entering into collaborative relationships and concluding a financing.

(7)	Includes obtaining our independent auditor attestation, the timely filing of required annual and quarterly reports and satisfying Sarbanes-Oxley compliance requirements.

(8)	Includes preparing final reports for preclinical testing and clinical trials for ACAPODENE® and drug product and manufacturing data in a format to allow for submission in an NDA to be filed with the FDA.

(9)	Includes adding analyst coverage and broadening relationships with a specified number of key potential biotech investors.

(10)	Includes establishing a disaster recovery plan and resources and maintaining corporation information systems at a designated high level of efficiency.

(11)	Includes establishing a corporate compliance department and program, managing our patent portfolio and providing specified levels of support for clinical operations.

(12)	Includes developing a publication strategy and establishing and managing relationships with clinical trial investigators.

(13)	Includes developing and managing project management activities for designated company project teams.

(14)	Includes providing specific support for marketing regarding disease states relative to product candidates in clinical trials.

(15)	Includes meeting with and educating physicians who manage drug formularies about medical issues pertaining to certain medical indications.

(16)	Includes managing all relationships with key opinion leaders of GTx, including overseeing KOL and advisory board activities.
     In February 2008, the Compensation Committee conducted a final review of each executive officer’s target bonus compensation criteria for 2007, and, based on their review, made the following determinations:
•	Dr. Steiner had satisfied approximately 72% of his personal performance goals, resulting in incentive bonus compensation of approximately 29% of his 2007 base salary, or $128,520;

•	Mr. Mosteller had satisfied approximately 90% of his personal performance goals, resulting in incentive bonus compensation of approximately 27% of his 2007 base salary, or $66,623;

•	Mr. Hanover had satisfied approximately 72% of his personal performance goals, resulting in incentive bonus compensation of approximately 25% of his 2007 base salary, or $77,263;

•	Dr. Morton had satisfied approximately 80% of his personal performance goals, and, after prorating the bonus amount to reflect his partial year of employment with GTx, he received incentive bonus compensation of approximately 17% of his 2007 base salary, or $71,094; and

•	Mr. Doggrell had satisfied approximately 83% of his personal performance goals, resulting in incentive bonus compensation of approximately 25% of his 2007 base salary, or $66,147.
     Long-term Incentive Compensation. As stated above, in determining the amount of each stock option grant, the Compensation Committee reviews the current value of shares owned and the current value of exercisable and unvested stock options as part of its annual review of executive officer stock option awards, and determines the amount of the annual stock options awards for each group of executives at GTx based, in part, on this historical information and the Compensation Committee’s determination of the potential dilution caused by such awards and the incentives provided by such awards for the executive officers to create long-term value. The Compensation Committee also takes into account the number of options to be granted to an executive officer relative to grants to other executive officers and grants to similar officers within the GTx peer group. The Compensation Committee has continued to follow a conservative approach to issuing stock option awards to our executive officers, issuing annual option grants which are lower than peer average equity based awards during the same period. In 2006, the Compensation Committee approved option grants covering 25,000 shares of GTx common stock for each of Mr. Doggrell and Mr. Mosteller, which grants were effective on January 1, 2007. Because of the significant share ownership of Dr. Steiner and Mr. Hanover, the Compensation Committee elected not to award stock options or other equity-based compensation to either Dr. Steiner or Mr. Hanover for 2007, relying solely on their respective salaries, potential bonuses, and their own stock holdings in GTx to adequately compensate and motivate them. Also, in 2007, Dr. Morton received a grant of 75,000 options when he joined us as our Chief Medical Officer. The grant of options, as well as his base salary and temporary living expense reimbursements for 2007, was the result of a negotiated employment agreement between GTx and Dr. Morton, and this negotiated compensation, together with the target bonus compensation he receives as an executive officer of GTx, reflects compensation that the Committee deems appropriate for an executive of Dr. Morton’s caliber.

2008 Compensation
     In October 2007, the Compensation Committee began its evaluation of executive compensation for the current fiscal year. The Compensation Committee reviewed compensation data developed by Equilar, Inc., or Equilar, a web-based independent executive compensation firm, which compensation data included base salary, bonus compensation and equity and/or stock option awards received by the chief executive officer, president and other executive officers of many of the same pharmaceutical and biotech companies selected by the Compensation Committee for its review of comparable industry data by Mercer in 2006.
     The compensation data developed by Equilar for the Compensation Committee was derived from 18 of the original peer group companies established through the Mercer engagement in 2006. The Compensation Committee refined the original Mercer peer group list to adjust for mergers and acquisitions and selected 18 companies from the 2006 Mercer list to request current compensation data from Equilar’s database. The following companies comprised the peer group used by the Compensation Committee for establishing 2008 executive officer compensation:

Antigenics, Inc.	Dov Pharmaceutical, Inc.	Neurogen Corp.
Cell Genesys, Inc.	Hollis-Eden Pharmaceuticals, Inc.	Nuvelo, Inc.
Coley Pharmaceutical Group, Inc.	Icagen, Inc.	Onyx Pharmaceuticals, Inc.
CombinatoRx, Inc.	Idenix Pharmaceuticals, Inc.	Progenics Pharmaceuticals, Inc.
Cytokinetics, Inc.	Inhibitix, Inc.	Renovis, Inc.
Dendreon Corp.	Keryx Biopharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
     During a series of meetings in late 2007, the Compensation Committee utilized the data from Equilar for the peer group companies listed above to evaluate the base salaries, target bonus levels and stock option awards for each of GTx’s executive officers. The Compensation Committee adjusted the compensation amounts in Equilar’s data by a reasonable inflation factor to project peer compensation levels for calendar year 2008, and then established compensation for GTx’s executive officers for 2008 which are projected to fall within the median salary ranges identified in our competitive analysis. Salaries in excess of the median peer group salary targets were approved by the Committee for Dr. Morton, GTx’s Chief Medical Officer, reflecting the requirement of our industry to pay highly competitive compensation to attract persons with Dr. Morton’s unique urologic expertise and skills, and Mr. Hanover, GTx’s Chief Operating Officer, whose position with us, the Committee believes, warrants his being paid a base salary in excess of Dr. Morton.
     At the February 2008 Compensation Committee meeting, bonus criteria under the Executive Bonus Compensation Plan was established and approved by the Compensation Committee for 2008, which, if achieved, will provide incentive bonus compensation pay of up to 50% of 2008 base salary for Dr. Steiner, 45% of 2008 base salary for Mr. Hanover, and 30% of 2008 base salary for the rest of our executive officers. Bonus compensation targets were increased to 50% for Dr. Steiner, consistent with the average bonus compensation payments received by chief executive officers of GTx’s peer group companies. Mr. Hanover’s bonus compensation target of 45% of base salary is above his peer group average, but the Compensation Committee believes that this is warranted given Mr. Hanover’s importance to GTx. The Compensation Committee determined to keep bonus targets at 30% for the other executive officers for 2008 until we begin to transition from essentially a research and development company to a company conducting research and development and commercializing its discovery products. The Compensation Committee approved specific bonus targets for Dr. Steiner and the other executive officers, reflecting our corporate objectives for 2008, including achieving positive data from our ACAPODENE® clinical trials, successfully completing our Phase II clinical trial of Ostarine™ for the treatment of cancer cachexia, progressing our SARMs into other clinical trials through our collaboration with Merck, moving certain preclinical compounds into human clinical trials, satisfactorily meeting our independent auditor’s standards for a public company, and maintaining our expenses within the budget approved by our Board of Directors.
     At its February 2008 meeting, the Compensation Committee also awarded Dr. Morton a discretionary bonus equal to $28,000 to reward Dr. Morton for his efforts in undertaking specific roles and tasks since the beginning of 2008 that have proved instrumental in allowing us to achieve our goals for our clinical trial operations.
     The Compensation Committee has continued to follow its conservative approach to issuing stock option awards to GTx’s executive officers, granting annual stock options which are lower than peer average equity based awards for the same period. In 2007, the Compensation Committee approved stock option grants of 125,000 for Mr. Hanover and 25,000 each for our Vice Presidents, which grants were effective as of January 1, 2008. Consistent with past practices, no options were issued to Dr. Steiner on account of the large number of shares of GTx common stock he currently holds. The Committee believed that a significant award of options to Mr. Hanover was warranted since it was the first option award Mr. Hanover has received from GTx and recognized the primary management role Mr. Hanover will serve in overseeing the potential commercialization of our product candidates.
     Based on the Compensation Committee’s review of the industry data compiled by Equilar and consistent with the Compensation Committee’s intent to adjust executive compensation to a level consistent with the mean average compensation for our peer industry group, our Board of Directors approved, based upon the recommendation of the Compensation Committee, annual base salaries for 2008 for our named executive officers, as set forth in the table below. For the reasons stated above, salaries in excess of the median peer group salary targets were approved by the Committee for Dr. Morton and Mr. Hanover. Moreover, Mr. Hanover’s 2008 salary increase largely reflects the Compensation Committee’s belief that Mr. Hanover should be paid a base salary in excess of Dr. Morton.

		Percentage Increase
		from 2007 Base
Name	2008 Base Salary	Salary
Mitchell S. Steiner, M.D., F.A.C.S.	$500,000	12%
Mark E. Mosteller	$283,889	15%
Marc S. Hanover	$435,000	42%
Ronald A. Morton, Jr., M.D., F.A.C.S.	$430,500	5%
Henry P. Doggrell	$286,934	8%
Tax and Accounting Considerations
     Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” Our Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers should be designated to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the Compensation Committee has not adopted a policy that requires all compensation to be deductible and in fact, none of the named executive officers received compensation in 2007 that would exceed the $1 million limit on deductibility. However, the Compensation Committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders. For example, we are currently requesting stockholders to approve a proposal that is intended maintain the tax deductible status of stock options that may be granted under our 2004 Equity Incentive Plan.
     Effective January 1, 2006, we began accounting for share-based awards under the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or FAS 123(R). FAS 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense ratably over the requisite employee service period. The Compensation Committee has determined to retain for the foreseeable future our stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to FAS 123(R). Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.
Timing, grant date and exercise price for stock option awards
     The Compensation Committee has consistently maintained a practice to award stock options only at specific times during the year. At a meeting scheduled late in the year, the Compensation Committee grants stock options to a broad group of employees, including executive officers, in amounts determined by the Compensation Committee. These grants are effective on January 1 of the following year with an exercise price equal to the closing price of GTx’s common stock on the NASDAQ Global Market on the last trading day of the prior year. Other than the annual grants described above, the Compensation Committee will only consider additional grants for new employees, employees who are promoted or granted additional responsibilities or, more rarely, employees who have performed at a level that warrants recognition. These grants, if any, are made only on the date of a scheduled meeting of the Compensation Committee, in amounts determined by the Compensation Committee, and with an exercise price equal to the closing price of GTx’s common stock on the NASDAQ Global Market on the trading day immediately preceding the date of grant.
Conclusion
     The Compensation Committee believes the executive leadership of GTx is a key element to its success and that the compensation package offered to the executive officers is a key element in attracting and retaining the appropriate personnel.
     The Compensation Committee believes it has historically maintained compensation for its executive officers at levels that are reflective of the talent and success of the individuals being compensated given our current stage of development, and, with the inclusion of additional compensation directly tied to performance, the Compensation Committee believes executive compensation will be sufficiently comparable to its industry peers to allow GTx to retain its key personnel at costs which are appropriate for GTx.
     The Compensation Committee will continue to develop, analyze and review its methods for aligning executive management’s long-term compensation with the benefits generated for stockholders. The Compensation Committee believes the idea of creating ownership in GTx helps align management’s interests with the interests of stockholders. The Compensation Committee has no pre-determined timeline for implementing new or ongoing long-term incentive plans. New plans are reviewed, discussed and implemented as the Compensation Committee feels it is necessary and/or appropriate as a measure to incentivize, retain and/or reward GTx’s executive officers.
COMPENSATION COMMITTEE REPORT(1)
     The Compensation Committee of the Board of Directors of GTx, Inc. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE:
J. R. Hyde, III (Chairman)
Michael G. Carter
J. Kenneth Glass
Timothy R.G. Sear

(1)	This Section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of GTx under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth certain summary information for the year indicated with respect to the compensation earned by our Chief Executive Officer, our Chief Financial Officer and each of the three other most highly compensated executive officers of GTx at December 31, 2007. We refer to these executive officers in this proxy statement as the “named executive officers.”
SUMMARY COMPENSATION TABLE-FISCAL 2006 AND 2007

						Non-Equity
				Option		Incentive Plan	All Other
Name and		Salary	Bonus	Awards		Compensation	Compensation	Total
Principal Position	Year	($)	($)(1)	($)(2)		($)(3)	($)(4)	($)
Mitchell S. Steiner, M.D.,	2007	446,250	—	—		128,520	5,024	579,794
F.A.C.S.	2006	427,055	44,625	—		—	653	472,333
Chief Executive Officer and Vice-Chairman of the Board of Directors

Mark E. Mosteller, CPA	2007	246,750	—	168,284	(5)	66,623	9,226	490,883
Vice President, Chief Financial Officer and Treasurer	2006	236,692	12,338	129,499	(6)	—	406	378,935

Marc S. Hanover	2007	306,600	—	—		77,263	10,344	394,207
President and Chief Operating Officer	2006	293,891	30,660	—		—	495	325,046

Ronald A. Morton, Jr., M.D.,	2007	294,885 (7)	—	111,676	(8)	71,094	20,397	498,052
F.A.C.S.	2006	—	—	—		—	—	—
Vice President, Chief Medical Officer

Henry P. Doggrell	2007	265,650	—	117,357	(9)	66,147	9,786	458,940
Vice President, General Counsel and Secretary	2006	254,835	13,283	103,291	(10)	—	423	371,832

(1)	On October 31, 2006, the Compensation Committee recommended, and the Board of Directors approved, a special one-time discretionary cash bonus to our named executive officers, other than Dr. Morton who joined us in April 2007. The Compensation Committee awarded the bonuses to recognize and reward the efforts of the named executive officers that resulted in the successful licensing of our product candidate, ACAPODENE®, to Ipsen Limited in Europe.

(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with Financial Accounting Standards Board Statement 123(R), or FAS 123(R). These amounts have been calculated in accordance with FAS 123(R) using the Black-Scholes-Merton option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. No stock options were forfeited by any of our named executive officers during fiscal 2006 or 2007. For a description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 3-Share-Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the applicable fiscal year.

(3)	Represents amounts awarded to the named executive officers pursuant to our Executive Bonus Compensation Plan for fiscal 2007 performance. For more information on our Executive Bonus Compensation Plan, please see “Compensation Discussion and Analysis—What is our analysis of the compensation for our named executive officers in 2007?—Annual Bonus Awards” above as well as “Executive Compensation—Grants of Plan-Based Awards” below.

(4)	The amounts indicated represent: (a) the incremental cost of life insurance premiums to provide additional term life insurance benefits to the named executive officers equal to two times each executive’s base salary, (b) supplemental long-term disability insurance for the named executive officers, (c) employer matching contributions to our defined contribution 401(K) Plan, and (d) in the case of Dr. Morton, the payment of $12,355 in temporary living expenses in Memphis, Tennessee.

(5)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with FAS 123(R) for: (a) 17,000 options granted on April 11, 2002 ($2,100); (b) 17,000 options granted on August 1, 2003 ($27,901); (c) 25,500 options granted on September 1, 2003 ($41,852); (d) 10,000 options granted on July 28, 2004 ($10,598); (e) 25,000 options granted on July 27, 2005 ($34,425); and (f) 25,000 options granted on January 1, 2007 ($51,408).

(6)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with FAS 123(R) for: (a) 25,500 options granted on August 6, 2001 ($7,134); (b) 17,000 options granted on April 11, 2002 ($7,588); (c) 17,000 options granted on August 1, 2003 ($27,901); (d) 25,500 options granted on September 1, 2003 ($41,853); (e) 10,000 options granted on July 28, 2004 ($10,598); and (f) 25,000 options granted on July 27, 2005 ($34,425).

(7)	Represents a partial year of base salary from Dr. Morton’s date of hire on April 12, 2007 through December 31, 2007.

(8)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with FAS 123(R) for 75,000 options granted on May 1, 2007 ($111,676).

(9)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with FAS 123(R) for: (a) 12,750 options granted on September 1, 2003 ($20,926); (b) 10,000 options granted on July 28, 2004 ($10,598); (c) 25,000 options granted on July 27, 2005 ($34,425); and (d) 25,000 options granted on January 1, 2007 ($51,408).

(10)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with FAS 123(R) for: (a) 127,500 options granted on October 1, 2001 ($37,342); (b) 12,750 options granted on September 1, 2003 ($20,926); (c) 10,000 options granted on July 28, 2004 ($10,598); and (d) 25,000 options granted on July 27, 2005 ($34,425).
Grants of Plan-Based Awards
     The following table summarizes grants of plan-based awards made to our named executive officers in 2007.
GRANTS OF PLAN-BASED AWARDS TABLE—FISCAL 2007

			Estimated Possible
			Payouts Under Non-	All Other Option
			Equity	Awards: Number		Closing	Grant Date
			Incentive Plan	of Securities	Exercise or Base	Market	Fair Value
			Awards(1)	Underlying	Price of Option	Price on	of Option
		Approval	Target	Options	Awards	Grant Date	Awards
Name	Grant Date	Date	($)	(#)(2)	($/Sh)	($/Sh)(3)	($)(4)
Mitchell S. Steiner,	—	—	178,500	—	—	—	—
M.D., F.A.C.S.
Chief Executive Officer and Vice-Chairman of the Board of Directors

Mark E. Mosteller,	—	—	74,025	—	—	—	—
CPA	1/1/2007	10/30/2006	—	25,000	17.84	17.84	257,888
Vice President, Chief Financial Officer and Treasurer

Marc S. Hanover	—	—	107,310	—	—	—	—
President and Chief Operating Officer

Ronald A. Morton, Jr.,	—	—	88,868 (5)	—	—	—	—
M.D., F.A.C.S.	5/1/2007	5/1/2007	—	75,000	19.51	19.75	836,198
Vice President, Chief Medical Officer

Henry P. Doggrell	—	—	79,695	—	—	—	—
Vice President,	1/1/2007	10/30/2006	—	25,000	17.84	17.84	257,888
General Counsel and Secretary

(1)	This column sets forth the target amount of each named executive officer’s annual cash bonus award for the year ended December 31, 2007 under our Executive Bonus Compensation Plan. The actual cash bonus award earned for the year ended December 31, 2007 under our Executive Bonus Compensation Plan for each named executive officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2007. For more information regarding our Executive Bonus Compensation Plan and the cash bonus awards granted to the named executive officers for the year ended December 31, 2007 thereunder, please see “Compensation Discussion and Analysis—What is our analysis of the compensation for our named executive officers in 2007?—Annual Bonus Awards” above.

(2)	The option vests in three equal annual installments beginning on the third anniversary of the grant date. For more information on the terms of the stock options granted to our named executive officers in fiscal 2007, please see “Executive Compensation— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table— Option Awards” below.

(3)	Options are granted with an exercise price equal to 100% of the fair market value on the date of grant, which is determined by reference to the closing sales price of our common stock on the trading date immediately prior to the grant date. With respect to the options granted to Messrs. Mosteller and Doggrell, these options carry an exercise price of $17.84 per share, the closing price of GTx’s common stock on December 29, 2006, the last trading day immediately prior to the grant date. With respect to the option granted to Dr. Morton, this option carries an exercise price of $19.51 per share, the closing price of GTx’s common stock on April 30, 2007, the last trading day immediately prior to the grant date.

(4)	Represents the grant date fair value of each award determined in accordance with FAS 123(R).

(5)	Dr. Morton’s target bonus under our Executive Bonus Compensation Plan was prorated to reflect his partial year of employment with GTx.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
     Employment Agreements. Each of our named executive officers has entered into a written employment agreement with GTx. Descriptions of our employment agreements with our named executive officers are included under the captions “Compensation Discussion and Analysis — What are the elements of our executive officer compensation program and why do we provide each element? - Employment Agreements” and “- Post-Employment Compensation” above, as well as “Executive Compensation — Potential Payments upon Termination or Change of Control” below.
     Annual Cash Bonus Awards. Our Executive Bonus Compensation Plan provides for an annual cash bonus awards to reward executive officers for performance in the prior fiscal year. For more information regarding our Executive Bonus Compensation Plan, please see “Compensation Discussion and Analysis—What is our analysis of the compensation for our named executive officers in 2007?—Annual Bonus Awards” above.
     Option Awards. Consistent with its practices for awarding stock options described in “Compensation Discussion and Analysis — Timing, grant date and exercise price for stock option awards,” the Compensation Committee approved the grant of stock options to our named executive officers, except Dr. Steiner and Mr. Hanover, in the fall of 2006, which grants were effective on January 1, 2007. The exercise price for these stock options is $17.84 per share, the closing price of GTx’s common stock on December 29, 2006, the last trading day of 2006. The options vest in equal annual installments on January 1, 2010, 2011 and 2012. The options expire on January 1, 2017, unless they are forfeited or expire earlier in accordance with their terms. In connection with the commencement of Dr. Morton’s employment with GTx, the Compensation Committee granted Dr. Morton an option to purchase 75,000 shares of GTx common stock on May 1, 2007. The exercise price for this stock option is $19.51 per share, the closing price of GTx’s common stock on April 30, 2007. The option vests in equal annual installments on May 1, 2010, 2011 and 2012. In addition, during the fall of 2007, the Compensation Committee approved the grant of a stock option to purchase 125,000 shares of GTx common stock to Mr. Hanover and options to purchase 25,000 shares of GTx common stock to each of the other named executive officers (except for Dr. Steiner), which grants were effective on January 1, 2008. The exercise price for these stock options is $14.35 per share, the closing price of GTx’s common stock on December 31, 2007, the last trading day of 2007. The options vest in equal annual installments on January 1, 2011, 2012 and 2013. Events that can accelerate the vesting of GTx’s stock options are described below under “Executive Compensation—Potential Payments Upon Termination or Change of Control—Stock Option Vesting Acceleration.”
     Other Compensatory Arrangements. For a description of the other elements of our executive compensation program, see “Compensation Discussion and Analysis—What are the elements of our executive officer compensation program and why do we provide each element?”

Outstanding Equity Awards at Fiscal-Year End
     The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2007.
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL-YEAR END TABLE

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date
Mitchell S. Steiner, M.D., F.A.C.S.	—	—		—	—
Chief Executive Officer and Vice-Chairman of the Board of Directors

Mark E. Mosteller, CPA	23,000	—		6.78	08/06/11
Vice President, Chief Financial Officer and Treasurer	17,000	—		6.78	04/11/12
	11,334	5,666	(1)	6.24	08/01/13
	17,000	8,500	(2)	6.24	09/01/13
	3,334	6,666	(3)	8.90	07/28/14
	—	25,000	(4)	10.86	07/27/15
	—	25,000	(5)	17.84	01/01/17

Marc S. Hanover	—	—		—	—
President and Chief Operating Officer

Ronald A. Morton, Jr., M.D., F.A.C.S.	—	75,000	(6)	19.51	05/01/17
Vice President, Chief Medical Officer

Henry P. Doggrell	112,500	—		6.78	10/01/11
Vice President, General Counsel and Secretary	8,500	4,250	(7)	6.24	09/01/13
	3,334	6,666	(8)	8.90	07/28/14
	—	25,000	(9)	10.86	07/27/15
	—	25,000	(10)	17.84	01/01/17

(1)	The remaining shares will vest on August 1, 2008.

(2)	The remaining shares will vest on September 1, 2008.

(3)	The remaining shares will vest as follows: 3,334 shares on July 28, 2008 and 3,333 shares on July 28, 2009.

(4)	The shares vest in three equal annual installments beginning on July 27, 2008, the third anniversary of the grant date.

(5)	The shares vest in three equal annual installments beginning on January 1, 2010, the third anniversary of the grant date.

(6)	The shares vest in three equal annual installments beginning on May 1, 2010, the third anniversary of the grant date.

(7)	The remaining shares vest on September 1, 2008.

(8)	The remaining shares vest as follows: 3,334 shares on July 28, 2008 and 3,333 shares on July 28, 2009.

(9)	The shares vest in three equal annual installments beginning on July 27, 2008, the third anniversary of the grant date.

(10)	The shares vest in three equal annual installments beginning on January 1, 2010, the third anniversary of the grant date.

Option Exercises and Stock Vested
     The following table summarizes the number of options exercised and the value realized by our named executive officers as a result of such exercise during 2007. None of the named executive officers had any vesting of restricted stock awards during fiscal 2007.
OPTION EXERCISES AND STOCK VESTED—FISCAL 2007

Option Awards
Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise($)
Mitchell S. Steiner, M.D., F.A.C.S.	—	—
Chief Executive Officer and Vice-Chairman of the Board of Directors
Mark E. Mosteller, CPA	—	—
Vice President, Chief Financial Officer and Treasurer
Marc S. Hanover	—	—
President and Chief Operating Officer
Ronald A. Morton, Jr., M.D., F.A.C.S.	—	—
Vice President, Chief Medical Officer
Henry P. Doggrell	10,000	79,900
Vice President, General Counsel and Secretary
Potential Payments upon Termination or Change of Control
     We have entered into employment agreements with each of our named executive officers. Described below are the circumstances that would trigger our obligation to make cash payments pursuant to these agreements following the termination of a named executive officer’s employment and the cash payments that we would be required to provide. We also describe below the circumstances that would trigger the accelerated vesting of stock options held by our executive officers.
Termination Without “Cause” or For “Good Reason” after a Change of Control
     The employment agreements with our named executive officers contain cash post-termination change of control payments equal to one year’s base salary. These change of control cash benefits that are structured on a “double-trigger” basis, meaning that before a named executive officer can receive a change of control payment: (1) a change of control must occur and (2) within six months of such change of control, the named executive officer’s employment must be terminated for good reason or without cause. GTx’s obligation to make the post-termination cash payments under the employment agreements is conditioned upon the former named executive officer’s compliance with the provisions of the confidentiality and non-competition provisions, as applicable, of the employment agreement. The payment will be made over the 12 month-period following termination on our regular payroll dates rather than in a lump sum.
     Generally, under our employment agreements with our named executive officers, a change of control is defined as:
•	the sale of all or substantially all of GTx’s assets;

•	if any person acquires 50% or more of the GTx’s voting securities (other than securities acquired directly from GTx in a public offering); or

•	upon the consummation of a merger or consolidation of GTx with or into any other entity, if immediately after the transaction more than 50% of the voting stock of the surviving entity is held by persons who were not holders of at least 20% of GTx’s voting stock prior to the transaction.

     Each employment agreement defines “cause” as the named executive officer’s:
•	conviction for a felony;

•	theft, embezzlement, misappropriation of or intentional infliction of material damage to GTx’s property or business opportunities;

•	breach of his confidentiality or non-competition provisions; or

•	willful neglect of or failure to perform his duties or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board that is not inconsistent with the description of such named executive officer’s duties, after 30 days notice and the opportunity to cure.
     Each employment agreement defines “good reason” as, following a change of control:
•	a change in the named executive officer’s status, position or responsibilities which represents a reduction in or demotion of the named executive officer’s status, position or responsibilities in effect immediately prior to the change of control or the assignment to the named executive officer of duties or responsibilities that are inconsistent with such status, position or responsibilities;

•	a reduction in salary in effect immediately prior to the change of control or a change in any benefit that materially and adversely affects the named executive officer;

•	the relocation of the named executive officer’s principal office to a location outside a thirty-mile radius of Memphis, Tennessee or where the named executive officer is permanently residing; or

•	the failure of GTx to obtain an agreement reasonably satisfactory to the named executive officer from any successor or assignor of GTx to assume and agree to perform under the employment agreement.
Other Termination Scenarios
     If we terminate a named executive officer’s employment for “cause,” or if a named executive officer voluntarily terminates his or her employment without “good reason,” or upon the death of a named executive officer, the named executive officer would have no right to receive any compensation or benefits under the employment agreement on or after the effective date of termination, other than any accrued and unpaid salary. Likewise, if we terminate a named executive officer’s employment without “cause,” or if a named executive officer voluntarily terminates his employment with “good reason,” in each case not in connection with a change of control, the named executive officer would have no right to receive any compensation or benefits under the employment agreement on or after the effective date of termination, other than any accrued and unpaid salary.
Stock Option Vesting Acceleration
     Our 1999 Plan, 2000 Plan, 2001 Plan and 2002 Plan each provide that in the event of a specified change of control transactions, all shares subject to option awards under the plans will immediately vest and be converted into cash, options or stock of equivalent value in the surviving organization under terms and conditions that substantially preserve the economic status of plan participants. Certain of the options granted to our executive officers to date have been granted pursuant to these plans. Our 2004 Plan provides that in the event of specified corporate transactions such as a change of control or similar transaction, all outstanding options and stock appreciation rights under the 2004 Plan will be assumed, continued or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume, continue or substitute for such awards, such equity awards held by individuals whose service has not terminated prior to the effective date of the corporate transaction will become fully vested, and, if applicable, exercisable and such equity awards will be terminated if not exercised prior to the effective date. Other forms of equity awards, such as restricted stock awards, may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity. If such repurchase or forfeiture rights are not assigned, then such equity awards will become fully vested prior to the effective date of the transaction. Following specified change of control transactions, the vesting and exercise of equity awards generally will be accelerated only if the recipient’s award agreement so specifies. The standard form of stock option agreement under the 2004 Plan provides for each stock option to become fully vested and exercisable if the option holder’s service with GTx or its successor terminates within twelve months after a change of control and the termination of service is a result of an involuntary termination without cause or a constructive termination.
Calculation of Benefits
     The following table includes an estimate of the potential compensation and benefits payable to our named executive officers in certain termination and change of control situations. In providing the estimated potential payments and benefits, we have made the following general assumptions in all circumstances where applicable:
•	a change of control event has occurred and the date of termination is December 31, 2007;

•	the closing price of our common stock on that date is $14.35;

•	the annual salary at the time of termination is as follows: Mitchell S. Steiner, $446,250; Mark E. Mosteller, $246,750; Marc S. Hanover $306,600; Ronald A. Morton, Jr., $410,000; and Henry P. Doggrell, $265,650;

•	all then-unvested stock options became fully vested as a result of the change of control and the value of stock options that vest is equal to the difference between the closing price of our common stock of $14.35 on December 31, 2007 and the exercise price times the number of options that vest;

•	there is no unpaid bonus for the prior year;

•	there is no accrued and unpaid salary; and

•	there is no unpaid reimbursement for expenses incurred prior to the date of termination.

	Salary Continuation
	Termination w/o Cause or for	Stock Option Vesting
	Good Reason in Connection with	Acceleration
Name	Change in Control ($)	Change in Control ($)
Mitchell S. Steiner, M.D., F.A.C.S.	446,250	—	(1)
Chief Executive Officer and Vice-Chairman of the Board of Directors
Mark E. Mosteller, CPA	246,750	238,466	(2)
Vice President, Chief Financial Officer and Treasurer
Marc S. Hanover	306,600	—	(3)
President and Chief Operating Officer
Ronald A. Morton, Jr., M.D., F.A.C.S.	410,000	—	(4)
Vice President, Chief Medical Officer
Henry P. Doggrell	265,650	158,048	(5)
Vice President, General Counsel and Secretary

(1)	As of December 31, 2007, Dr. Steiner did not hold any options for GTx common stock or any restricted stock that would vest upon any termination event.

(2)	Represents the amount potentially realizable by Mr. Mosteller resulting from the immediate vesting of previously unvested options as indicated in the following table:

Number of Securities			Amount
Underlying Unvested	Exercise	Closing Price on	Potentially
Options	Price($)	December 31, 2007	Realizable($)
14,166	6.24	14.35	114,886
6,666	8.90	14.35	36,330
25,000	10.86	14.35	87,250
25,000	17.84	14.35	—

(3)	As of December 31, 2007, Mr. Hanover did not hold any options for GTx common stock or any restricted stock that would vest upon any termination event.

(4)	All of Dr. Morton’s unvested option shares were out-of-the-money based on the closing price of GTx common stock on December 31, 2007.

(5)	Represents the amount potentially realizable by Mr. Doggrell resulting from the immediate vesting of previously unvested options as indicated in the following table:

Number of Securities			Amount
Underlying Unvested	Exercise	Closing Price on	Potentially
Options	Price($)	December 31, 2007	Realizable($)
4,250	6.24	14.35	34,468
6,666	8.90	14.35	36,330
25,000	10.86	14.35	87,250
25,000	17.84	14.35	—
DIRECTOR COMPENSATION
     Retainer and Fees. We pay our non-employee directors retainers in quarterly increments based on an annualized rate of $20,000 a year, or $30,000 a year for our Audit Committee Chair. In addition, effective July 2007, we started paying our non-employee directors $1,500 for every regularly scheduled (or special) meeting of the Board and its committees attended, and $750 per telephonic meeting, payable quarterly in arrears. No directors currently receive consulting fees from GTx. Directors who are also our employees (currently Dr. Steiner and Mr. Hanover) receive no additional compensation for service on the Board.
     Directors’ Deferred Compensation Plan. Since June 30, 2004, our non-employee directors have had the opportunity to defer all or a portion of their fees under our Directors’ Deferred Compensation Plan. Deferrals can be made into a cash account, a stock unit account, or a combination of both. Deferrals into a cash account accrue interest at the prime rate of interest announced from time to time by a local bank utilized by us, and deferrals into a stock account accrue to the deferring director rights in shares of GTx common stock equal to the cash compensation then payable to the director for his or her Board service divided by the then current fair market value of GTx common stock. Currently, all but two non-employee directors have elected to defer their Board compensation into stock unit accounts, although all but one director deferred their Board compensation under the Directors’ Deferred Compensation Plan through December 31, 2007. No directors have deferred their Board compensation into cash accounts. Under the Directors’ Deferred Compensation Plan, a director may elect to receive a distribution of amounts credited to such cash or stock unit accounts on a date selected by the director at the time of the election. However, if the director retires or separates from the Board prior to his or her selected distribution date, the amount credited to the director’s cash account under the Directors’ Deferred Compensation Plan will be distributed within 30 days after commencement of the year following such retirement or separation, and the amount credited to the director’s stock account will be distributed within the later of (a) 30 days after commencement of the year following such retirement or separation, or (b) six months after such event. All distributions under our Directors’ Deferred Compensation Plan will be made in the form of a single lump sum in cash (for amounts credited to cash accounts) or in shares of GTx common stock (for amounts credited to stock unit accounts), except that any fractional shares of GTx common stock will be distributed in cash valued at the then current fair market value of GTx common stock.
     Stock Options. Our Directors’ Option Plan provides for the automatic grant of initial and annual nonstatutory stock options to GTx’s non-employee directors who do not own more than ten percent of the combined voting power of GTx’s then outstanding securities. The exercise price per share for the options granted under the plan is not less than the fair market value of the stock on the date of grant. Pursuant to the Directors’ Option Plan, any individual who first becomes a non-employee director automatically is granted an option to purchase shares of common stock. The number of shares subject to each of these initial grants is currently 10,000 shares, provided that the number of shares may be increased or decreased by our Board of Directors in its sole discretion. Any individual who is serving as a non-employee director on the day following an annual meeting of GTx’s stockholders automatically will be granted an option to purchase shares of common stock on that date; provided, however, that if the individual has not been serving as a non-employee director for the entire period since the preceding annual meeting, the number of shares subject to such individual’s annual grant will be reduced pro rata for each full month prior to the date of grant during which such individual did not serve as a non-employee director. The number of shares subject to each annual grant is currently 8,000 shares, provided that the number of shares may be increased or decreased by our Board of Directors in its sole discretion. The shares subject to each initial grant and each annual grant vest in a series of three successive equal annual installments measured from the date of grant, so that each initial grant and each annual grant will be fully vested three years after the date of grant. In the event of specified corporate transactions, as defined in the Directors’ Option Plan, all outstanding options under the Directors’ Option Plan may be assumed or substituted for by any surviving or acquiring entity. If the surviving or acquiring entity elects not to assume or substitute for such options, then (a) with respect to any such options that are held by optionees then performing services for GTx or its affiliates, the vesting and exercise of such options will be accelerated in full and such options will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding options will terminate if not exercised prior to the effective date of the corporate transaction. If a specified change of control transaction occurs, as defined in the Directors’ Option Plan, then the vesting and exercise of the optionee’s options will be accelerated in full immediately prior to (and contingent upon) the effectiveness of the transaction. If an optionee is required to resign his or her position as a non-employee director as a condition of the transaction, the vesting and exercise of the optionee’s options will be accelerated in full immediately prior to the effectiveness of such resignation.
     The table below represents the compensation earned by each non-employee director during 2007.
DIRECTOR COMPENSATION—FISCAL 2007

	Fees Earned or Paid	Option
	in Cash	Awards	Total
Name	($)(1)	($)(2)	($)
J. R. Hyde, III	24,500	—	24,500
John H. Pontius	24,500	44,088	68,588
Rosemary Mazanet, M.D., Ph.D.	24,500	44,088	68,588
J. Kenneth Glass	25,250	44,950	70,200
Andrew M. Clarkson	34,500	44,950	79,450
Timothy R. G. Sear	25,250	55,340	80,590
Robert W. Karr, M.D.	24,500	53,185	77,685
Michael G. Carter, M.D.	23,750	41,086	64,836

(1)	Represents fees earned in 2007. Each director in the table above, other than Dr. Carter, elected to defer his or her fees pursuant to the Directors’ Deferred Compensation Plan.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2007 in accordance with FAS 123(R). These amounts have been calculated in accordance with FAS 123(R) using the Black-Scholes-Merton option-pricing model. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions. No stock options were forfeited by any of our non-employee directors during fiscal 2007. For a description of the assumptions made in determining the FAS 123(R) valuation, please refer to Note 3 — Share-Based Compensation to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

The following table indicates the grant date fair value for each stock option awarded to our non-employee directors during the year ended December 31, 2007, as determined in accordance with FAS 123(R), as well as the total number of shares subject to options outstanding as of December 31, 2007 for each non-employee director:

		Total Shares
	FAS 123(R)	Subject to Options
	Grant Date Fair	Outstanding at
	Value	12/31/2007
Name	($)	(#)
John H. Pontius	85,168	28,000
Rosemary Mazanet, M.D., Ph.D.	85,168	28,000
J. Kenneth Glass	85,168	28,000
Andrew M. Clarkson	85,168	28,000
Timothy R. G. Sear	85,168	16,666
Robert W. Karr, M.D.	85,168	25,334
Michael G. Carter, M.D.	81,623	17,667

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     During the year ended December 31, 2007, the Compensation Committee consisted of Mr. Hyde, as Chairman, Dr. Carter, Mr. Glass and Mr. Sear. None of the current members of the Compensation Committee is or was an officer or employee of GTx. During 2007, none of GTx’s executive officers served as a director or member of the compensation committee of any other entity whose executive officers served on the GTx’s Board of Directors or Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Review of Related Party Transactions
     Upon recommendation of the Audit Committee, the Board adopted a related party transactions policy, which specifies GTx’s policies and procedures regarding transactions between GTx and its employees, officers, directors or their family members. GTx’s General Counsel is responsible for (a) ensuring that policy is distributed to all GTx officers, directors and other managers and (b) requiring that any proposed related party transaction be presented to the Audit Committee for consideration before GTx enters into any such transactions. This policy can be found on GTx’s website (www.gtxinc.com) under “About GTx” at “Corporate Governance.”
     It is the policy of GTx to prohibit all related party transactions unless the Audit Committee determines in advance of GTx entering into any such transaction that there is a compelling business reason to enter into such a transaction. There is a general presumption that the Audit Committee will not approve a related party transaction with GTx. However, the Audit Committee may approve a related party transaction if:
•	The Audit Committee finds that there is a compelling business reason to approve the transaction, taking into account such factors as the absence of other unrelated parties to perform similar work for a similar price within a similar timeframe; and

•	The Audit Committee finds that it has been fully apprised of all significant conflicts that may exist or otherwise arise on account of the transaction, and it believes, nonetheless, that GTx is warranted entering into the related party transaction and has developed an appropriate plan to manage the potential conflicts of interest.
Certain Transactions With or Involving Related Persons
     Licensed SARM Technology. James T. Dalton, Ph.D., GTx’s Vice President, Preclinical Research & Development, is a party to an agreement among the University of Tennessee, or UT, the University of Tennessee Research Foundation, or UTRF, and the inventors of many of the patents filed by UT and UTRF for selective androgen receptor modulator, or SARM, technology, which was entered while Dr. Dalton and the other inventors were employed by UT. Under this agreement, all rights in the SARM technology were assigned to UTRF with the commitment that payments received by UTRF from the licensing of the SARM technology would be shared between UT and the inventors, including Dr. Dalton. In 2002, subsequent to Dr. Dalton entering into this agreement, the SARM technology was licensed exclusively to GTx. In 2005, Dr. Dalton became one of GTx’s employees. In July 2007, GTx and UTRF entered into a Consolidated, Amended, and Restated License Agreement to consolidate and replace GTx’s previously existing SARM license agreements with UTRF and to modify and expand certain rights and obligations of each of the parties. GTx agreed to pay to UTRF a one-time, upfront fee of $290,000 as consideration for entering into the new SARM agreement. GTx also agreed to pay an annual license maintenance fee during the term of the new SARM agreement, which fee is creditable against various royalties GTx agreed to pay to UTRF on sublicense revenues and net sales of products subject to the new SARM agreement. Since joining GTx in 2005, Dr. Dalton received from UT and UTRF a portion of the payments made by GTx to UTRF for the licensing of the SARM technology totaling approximately $454,644. Dr. Dalton will continue to receive a portion of the payments GTx will make to UTRF under the SARM agreement in accordance with the agreement among the UT scientists, including Dr. Dalton, UT and UTRF. Since Dr. Dalton’s interest in GTx’s agreement with UTRF arose while Dr. Dalton was an employee of UTRF, not GTx, and GTx’s initial arrangements with UTRF regarding the licensing of the SARM technology were created in 2002, our related party transactions policy did not require that the Audit Committee review and approve the transaction in advance. The members of the Audit Committee were, however, aware of

Dr. Dalton’s interest when the GTx Board of Directors approved the entering into of the new SARM agreement with UTRF in July 2007, and so informed the other members of the Board.
     Indemnity Agreements. GTx has entered into indemnity agreements with each of its current directors and certain of its executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in GTx’s charter and bylaws and to provide additional procedural protections.
OTHER MATTERS
     The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the meeting other than that referred to herein. If any other business should properly come before the meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with his best judgment.

By Order of the Board of Directors,

Henry P. Doggrell
Vice President, General Counsel and Secretary

Memphis, Tennessee
March 12, 2008

APPENDIX A
GTx, Inc.
2004 Equity Incentive Plan
Adopted January 14, 2004
Approved By Stockholders January 14, 2004
Amended by the Board March 6, 2008
[Approved by Stockholders April 30, 2008]
1. Purposes.
     (a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are the Employees, Directors and Consultants of the Company and its Affiliates.
     (b) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Options, (ii) Restricted Stock Awards, (iii) Stock Appreciation Rights, (iv) Phantom Stock and (v) Other Stock Awards.
     (c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.
2. Definitions.
     (a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 11(a).
     (d) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
          (i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur

1.

(but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
          (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction;
          (iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;
          (iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the Company immediately prior to such sale, lease, license or other disposition; or
          (v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
     Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).
     (e) “Code” means the Internal Revenue Code of 1986, as amended.
     (f) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with Section 3(c).
     (g) “Common Stock” means the common stock of the Company.

2.

     (h) “Company” means GTx, Inc., a Delaware corporation.
     (i) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.
     (j) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director shall not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.
     (k) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
          (i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;
          (ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
          (iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
          (iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
     (l) “Covered Employee” has the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.
     (m) “Director” means a member of the Board of Directors of the Company.

3.

     (n) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.
     (o) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.
     (p) “Entity” means a corporation, partnership or other entity.
     (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.
     (s) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
          (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Global Market or the Nasdaq Capital Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.
          (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.
     (t) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
     (u) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

4.

     (v) “Option” means a nonstatutory stock option granted pursuant to the Plan that is not intended to qualify as an incentive stock option under Section 422 of the Code and the regulations promulgated thereunder.
     (w) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
     (x) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
     (y) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock that is granted pursuant to the terms and conditions of Section 7(d).
     (z) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax-qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director; or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
     (aa) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
     (bb) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
     (cc) “Phantom Stock” means a right to receive shares of Common Stock that is granted pursuant to the terms and conditions of Section 7(b).
     (dd) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).
     (ee) “Retirement” means a Participant’s voluntary termination of Continuous Service with the Company either (i) after age sixty-five and after having been employed by the Company for at least ten (10) years or (ii) after age fifty-five, after having been employed by the Company for at least ten (10) years and with the written authorization of the chief executive officer or the Board.
     (ff) “Plan” means this GTx, Inc. 2004 Equity Incentive Plan.
     (gg) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

5.

     (hh) “Securities Act” means the Securities Act of 1933, as amended.
     (ii) “Stock Appreciation Right” means a right to receive the appreciation of Common Stock that is granted pursuant to the terms and conditions of Section 7(c).
     (jj) “Stock Award” means any right granted under the Plan, including an Option, a Restricted Stock Award, Phantom Stock, a Stock Appreciation Right and an Other Stock Award.
     (kk) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.
     (ll) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
3. Administration.
     (a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).
     (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
          (i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.
          (ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
          (iii) To effect, at any time and from time to time, with the consent of any adversely affected Optionholder, (1) the reduction of the exercise price of any outstanding Option under the Plan, (2) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor of (A) a new Option under the Plan or another equity plan of the Company covering the same or a different number of shares of Common Stock, (B) a Restricted Stock Award (including a stock bonus), (C) a Stock Appreciation Right, (D) Phantom Stock, (E)

6.

an Other Stock Award, (F) cash and/or (G) other valuable consideration (as determined by the Board, in its sole discretion), or (3) any other action that is treated as a repricing under Generally Accepted Accounting Principles.
          (iv) To amend the Plan or a Stock Award as provided in Section 12.
          (v) To terminate or suspend the Plan as provided in Section 13.
          (vi) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.
     (c) Delegation to Committee.
          (i) General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.
          (ii) Section 162(m) and Rule 16b-3 Compliance. In the discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Stock Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.
     (d) Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Stock Awards and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees of the Company; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding the foregoing, the Board may not delegate authority to an Officer to determine the Fair Market Value of the Common Stock.

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     (e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.
4. Shares Subject to the Plan.
     (a) Share Reserve. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate one million five hundred thousand (1,500,000) shares of Common Stock, plus an annual increase to be added on January 1st of each year, commencing on January 1, 2005 and ending on January 1, 2013 (each such day, a “Calculation Date”), equal to five percent (5%) of the shares of Common Stock outstanding on each Calculation Date (rounded down to the nearest whole share). Notwithstanding the foregoing, the Board may act, prior to the first day of any fiscal year of the Company, to increase the share reserve by such number of shares of Common Stock as the Board shall determine, which number shall be less than the amount described in the foregoing sentence.
     (b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, or if any shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), the number of shares that are not delivered shall revert to and again become available for issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of such tendered shares shall revert to and again become available for issuance under the Plan.
     (c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.
     (d) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Participant shall be eligible to be granted during any calendar year Options and/or Stock Appreciation Rights covering more than one million (1,000,000) shares of Common Stock.
5. Eligibility.
     (a) Eligibility for Specific Stock Awards. Stock Awards may be granted to Employees, Directors and Consultants.
     (b) Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is

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not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.
6. Option Provisions.
     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be designated as nonstatutory stock options at the time of grant. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of the provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
     (a) Term. The Board shall determine the term of an Option.
     (b) Exercise Price of an Option. The Board, in its discretion, shall determine the exercise price of each Option.
     (c) Consideration. The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable law, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board, (1) by delivery to the Company of other Common Stock, (2) by a “net exercise” of the Option (as further described below) or (3) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. Unless otherwise specifically provided in the Option, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly, from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, shall not be made by deferred payment.
     In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the treatment of the Option as a variable award for financial accounting purposes.
     In the case of a “net exercise” of an Option, the Company will not require a payment of the exercise price of the Option from the Participant but will reduce the number of shares of Common Stock issued upon the exercise by the largest number of whole shares that has a Fair Market Value that does not exceed the aggregate exercise price. With respect to any remaining balance of the aggregate exercise price, the Company shall accept a cash payment from the Participant. The shares of Common Stock so used to pay the exercise price of an Option under a “net exercise” will be considered to have resulted from the exercise of the Option, and

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accordingly, the Option will not again be exercisable with respect to such shares, the shares actually delivered to the Participant, and any shares withheld for purposes of tax withholding.
     (d) Transferability of an Option. An Option shall be transferable to the extent provided in the Option Agreement. If the Option does not provide for transferability, then the Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
     (e) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.
     (f) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.
     (g) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.
     (h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option

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Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.
     (i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death pursuant to Section 6(d), but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement, or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.
     (j) Retirement of an Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Retirement, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of employment due to Retirement), but only within such period of time ending on the earlier of (i) the date twenty-four (24) months following such termination (or such longer or shorter period specified in the Option Agreement or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.
     (k) Early Exercise. The Option may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.
7. Provisions of Stock Awards other than Options.
     (a) Restricted Stock Awards. Each Restricted Stock Award agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Award agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award agreements need not be identical; provided, however, that each Restricted Stock Award agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          (i) Purchase Price. At the time of the grant of a Restricted Stock Award, the Board will determine the price to be paid by the Participant for each share subject to the

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Restricted Stock Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Restricted Stock Award will not be less than the par value of a share of Common Stock. A Restricted Stock Award may be awarded as a stock bonus (i.e., with no cash purchase price to be paid) to the extent permissible under applicable law.
          (ii) Consideration. At the time of the grant of a Restricted Stock Award, the Board will determine the consideration permissible for the payment of the purchase price of the Restricted Stock Award. The purchase price of Common Stock acquired pursuant to the Restricted Stock Award shall be paid in one of the following ways: (i) in cash at the time of purchase; or (ii) by services rendered or to be rendered to the Company; provided, however, that at any time that the Company is incorporated in Delaware, the Common Stock’s “par value,” as defined in the Delaware General Corporation Law, must be paid in a form of consideration that is permissible under the Delaware General Corporation Law.
          (iii) Vesting. Shares of Common Stock acquired under a Restricted Stock Award may, but need not, be subject to a share repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.
          (iv) Termination of Participant’s Continuous Service. In the event that a Participant’s Continuous Service terminates, the Company may repurchase or otherwise reacquire any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Award agreement. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following the purchase of the restricted stock unless otherwise determined by the Board or provided in the Restricted Stock Award agreement.
          (v) Transferability. Rights to purchase or receive shares of Common Stock granted under a Restricted Stock Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award agreement, as the Board shall determine in its discretion, and so long as Common Stock awarded under the Restricted Stock Award remains subject to the terms of the Restricted Stock Award agreement.
     (b) Phantom Stock. Each Phantom Stock agreement shall be in such form and shall contain such terms and conditions as the Board shall determine. The terms and conditions of Phantom Stock agreements may change from time to time, and the terms and conditions of separate Phantom Stock agreements need not be identical; provided, however, that each Phantom Stock agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          (i) Consideration. At the time of grant of a Phantom Stock award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Phantom Stock award. To the extent required by applicable law, the consideration to be paid by the Participant for each share of Common Stock subject to a Phantom Stock award will not be less than the par value of a share of Common Stock. Such consideration may be paid in any form permitted under applicable law.

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          (ii) Vesting. At the time of the grant of a Phantom Stock award, the Board may impose such restrictions or conditions to the vesting of the shares Phantom Stock as it deems appropriate.
          (iii) Payment. A Phantom Stock award may be settled by the delivery of shares of Common Stock, their cash equivalent, or any combination of the two, as the Board deems appropriate.
          (iv) Additional Restrictions. At the time of the grant of a Phantom Stock award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Phantom Stock award after the vesting of such Award.
          (v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Phantom Stock, as the Board deems appropriate. Such dividend equivalents may be converted into additional shares of Phantom Stock by dividing (1) the aggregate amount or value of the dividends paid with respect to that number of shares of Common Stock equal to the number of shares of Phantom Stock then credited by (2) the Fair Market Value per share of Common Stock on the payment date for such dividend. The additional shares of Phantom Stock credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Phantom Stock award to which they relate.
          (vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Stock Award Agreement, shares of Phantom Stock that have not vested will be forfeited upon the Participant’s termination of Continuous Service for any reason.
     (c) Stock Appreciation Rights. Each Stock Appreciation Rights agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Rights agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Rights agreements need not be identical, but each Stock Appreciation Rights agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          (i) Strike Price and Calculation of Appreciation. Each Stock Appreciation Right will be denominated in share of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) an amount that will be determined by the Committee at the time of grant of the Stock Appreciation Right.
          (ii) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Right as it deems appropriate.

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          (iii) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Rights agreement evidencing such Right.
          (iv) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, or any combination of the two, as the Board deems appropriate.
          (v) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Rights agreement) or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Rights agreement. If, after such termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified in the Stock Appreciation Rights agreement, the Stock Appreciation Right shall terminate.
     (d) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Awards and all other terms and conditions of such Awards.
8. Securities Law Compliance.
     The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.
9. Use of Proceeds from Stock.
     Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

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10. Miscellaneous.
     (a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.
     (b) Stockholder Rights. Subject to the further limitations of Section 7(b)(iv) hereof, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.
     (c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
     (d) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
     (e) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to

15.

the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Common Stock.
11. Adjustments upon Changes in Stock.
     (a) Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to Sections 4(a), 4(b) and 4(d), and the outstanding Stock Awards will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)
     (b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Stock Awards shall terminate immediately prior to the completion of such dissolution or liquidation.
     (c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company), if any, in connection with such Corporate Transaction. In the event that any surviving corporation or acquiring corporation does not assume or continue any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have been not assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), the Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or

16.

repurchase rights held by the Company with respect to such Stock Awards held by Participants whose Continuous Service has not terminated shall (contingent upon the effectiveness of the Corporate Transaction) lapse. With respect to any other Stock Awards outstanding under the Plan that have not been assumed, continued or substituted, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Award, and such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.
     (d) Change in Control. A Stock Award held by any Participant whose Continuous Service has not terminated prior to the effective time of a Change in Control may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.
12. Amendment of the Plan and Stock Awards.
     (a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 11(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy applicable law.
     (b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.
     (c) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
     (d) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.
13. Termination or Suspension of the Plan.
     (a) Plan Term. The Board may suspend or terminate the Plan at any time. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
     (b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.
14. Effective Date of Plan.

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     The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised (or, in the case of a stock bonus, shall be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.
15. Choice of Law.
     The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

18.

.NNNNNNNNNNNNNNNNNNNNNNNNNNN C123456789000004000000000.000000 ext000000000.000000 ext NNNNNNNNN000000000.000000 ext000000000.000000 extMR A SAMPLEDESIGNATION (IF ANY)000000000.000000 ext000000000.000000 extADD 1Electronic Voting InstructionsADD 2ADD 3You can vote by Internet or telephone! ADD 4Available 24 hours a day, 7 days a week!ADD 5Instead of mailing your proxy, you may choose one of the two voting ADD 6methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 29, 2008.Vote by Internet• Log on to the Internet and go to www.investorvote.com/gtxi• Follow the steps outlined on the secured website.Vote by telephone• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.Using a black ink pen, mark your votes with an X as shown inX• Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas.Annual Meeting Proxy Card123456 C0123456789 123453IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3A Proposals — The Board of Directors recommends a vote FOR the two nominees listed and FOR Proposals 2 and 3.1. Election of Directors*:For WithholdFor Withhold02 — Rosemary Mazanet, + 01 — Robert W. Karr, M.D.M.D., Ph.D.*To elect two Class I directors to serve until the 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.For Against AbstainFor Against Abstain2. To ratify the appointment of Ernst & Young LLP as GTx’s3. To approve the GTx, Inc. 2004 Equity Incentive Plan, independent registered public accounting firm for the fiscalas amended. year ending December 31, 2008. B Non-Voting ItemsChange of Address — Please print new address below.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowNOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box.C 1234567890J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDNNNNNNN2 2 A V0 1 6 8 4 6 1MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +<STOCK#>00UT6A

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3Proxy — GTx, Inc.Meeting Details2008 Annual Meeting of Stockholders of GTx, Inc. will be held at The Toyota Center, 175 Toyota Plaza, Memphis, Tennessee 38103, on April 30, 2008, 4:00 p.m., Central Daylight Time.THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 30, 2008The undersigned hereby appoints Henry P. Doggrell and Mark E. Mosteller, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of GTx, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of GTx, Inc. to be held at The Toyota Center, 175 Toyota Plaza, Memphis, Tennessee 38103, on Wednesday, April 30, 2008 at 4:00 p.m. Central Daylight Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. If specific instructions are indicated, this Proxy will be voted in accordance therewith. In their discretion, the proxies of the undersigned are authorized to vote upon such other business as may properly come before the meeting. THANK YOU FOR VOTING(Continued and to be voted on reverse side.)